UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2025

aShareX Series LLC
(Exact name of issuer as specified in its charter)

Delaware	92-2241344
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

10990 Wilshire Blvd., Suite 1150 Los Angeles, California	90024
(Address of principal executive offices)	(Zip code)

(877) 358-8999

(Issuer’s telephone number, including area code)

Class A Shares, aShareX Series 10, aShareX Series 11

(Title of each class of securities issued pursuant to Regulation A)

ASHAREX SERIES LLC

ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2025

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MASTER SERIES TABLE

All of the series of aShareX Series LLC (the “Company”) shall collectively be referred to herein as the “Series” and the assets and liabilities of each Series will be separate in accordance with Delaware law. The interests of all Series shall collectively be referred to herein as the “Class A Shares” and a purchaser of Class A Shares in any Series (an “Investor”) will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The offerings of Class A Shares shall collectively be referred to herein as the “Offerings.” Each Series established by the Company will own museum quality, investment grade art or other artistic works (“Artwork”), collectibles such as classic cars, original movie props or sports memorabilia, or other alternative assets including music royalties or income streams from social media influencers or other notable individuals (and together with the Artwork, the “Series Asset”). A Series Asset may be comprised of one or more individual assets. Potential investors who are pre-registered and qualified with the Company on its proprietary investor platform (the “Investor Platform”) will bid as an individual or a group to acquire the Series Asset through the Company’s proprietary, online bidding platform (the “AShareX Platform”).

The master series table below, referred to at times as the “Master Series Table,” shows key information related to each Series as of the date of this Annual Report on Form 1-K. This information will be referenced in the following sections when referring to the Master Series Table.

AUCTION OFFERINGS
Series	Qualification Date[1]	Most Recent Offering Circular or Statement	Asset	Status	Offering Date[1]	Offering Price per Share	No. of Class A Shares	Maximum Offering Size	Sourcing Fee
aShareX Series 10	11/27/2023	11/30/2023	Ed Ruscha lithograph, Angel #50	Closed (9/18/2024)	11/29/2023	$1.272	8,000	$10,177	$576
aShareX Series 11	4/30/2024	5/3/2024	Contemporary Artists Series 1[2]	Ongoing	5/2/2024	$0.5851	250,000	$146,280	$8,280

FIXED PRICE OFFERINGS
Series	Qualification Date[1]	Most Recent Offering Circular or Statement	Asset	Status	Offering Date[1]	Offering Price per Share	No. of Class A Shares	Maximum Offering Size	Sourcing Fee
aShareX Series 12	1/5/2026	1/7/2026	1988 Ferrari 328 GTS	Terminated[3]	1/7/2026	$10.00	22,700	$227,000	$27,632

_______________

(1) The Offering Date of a Series will occur no later than two calendar days following the date of qualification of the Offering of such Series by the Securities and Exchange Commission (“SEC”). With respect to a Series, the Offering of such Series is subject to qualification by the SEC.

(2) Eight artworks by six different artists: Jennifer & Kevin McCoy, Imo Nse Imeh, Maria Gaspar, Wilfred Ukpong, Servane Mary, and Emerald Rose Whipple.

(3) Series 12 would purchase the Ferrari 328 GTS pursuant to a consignment agreement, dated September 17, 2025 (“Consignment Agreement”), made by aShareX Holdings, LLC, the Company’s Managing Member, with the consignor engaged by the Ferrari 328 GTS’s current owner to sell the vehicle. The Consignment Agreement was terminable by mutual consent of the parties, or by either party if the Offering has not been successfully completed by February 15, 2026, unless otherwise extended through mutual agreement of the parties. The Offering was not successfully completed by February 15, 2026, and the Consignment Agreement was terminated effective February 15, 2026. The Company withdrew its Offering Statement related to the Offering of Class A Shares for Series 12 on July 15, 2026.

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In this Annual Report on Form 1-K (the “Annual Report”), references to “we,” “us,” “our,” or the “Company” mean aShareX Series LLC, a Delaware series limited liability company, formed January 13, 2023. Terms that are capitalized but not defined herein shall have the meanings given to them in the Company’s Offering Statement on Form 1-A, as amended, as filed with the U.S. Securities and Exchange Commission on December 23, 2025 (the “Offering Statement”), as may be further amended or supplemented from time to time.

Unless otherwise indicated, information contained in this Annual Report concerning our industry and the markets in which we operate is based on information from independent industry and research organizations and other third-party sources (including publications, surveys and forecasts), and management estimates. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information.

FORWARD-LOOKING STATEMENTS

This Annual Report includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are generally identifiable by the use of words such as “may,” “should,” “expects,” “plans,” “believes,” “estimates,” “predicts,” “potential,” and other similar words or expressions. Such statements include information concerning our plans, expectations, possible or assumed future results of operations, trends, financial results and business plans, and involve risks and uncertainties that are difficult to predict and subject to change based on various important factors, many of which are beyond our control. Such factors include, but are not limited to, those discussed in the “Risk Factors” section of our Offering Statement. These, and other important factors, could cause actual results to differ materially from those contained in any forward-looking statement. You should not place undue reliance on our forward-looking information and statements. The forward-looking statements included in this Annual Report are made as of the date of this Annual Report, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this Annual Report are expressly qualified by these cautionary statements. Statements other than statements of historical fact are forward-looking statements.

Any projections made in this Annual Report are based on historical examples and the Company’s estimates of future conditions. There is no assurance that opportunities or results experienced in the past will occur in the future, that market conditions will be as favorable to the Company as they have been in the past, or that investors will enjoy returns on their investment comparable to those enjoyed by them or by others with respect to their participation in other investments sponsored by aShareX Holdings, LLC (the “Manager” or “Managing Member”). The actual results experienced by the Company will differ, and such variation could be material.

ITEM 1. DESCRIPTION OF BUSINESS

aShareX Inc. Business Proposition

Alternative investments, particularly hard assets, have been a cornerstone of wealth accumulation for generations. However, barriers to accessing alternative asset investments are high, and quality access has been limited. Those who do have access to top quality alternative asset investments are frequently challenged by a lack of transparency, sizeable operational overhead and high minimums and fees from established gatekeepers. The resulting costs for investing in these alternative assets are therefore high and transaction volumes relatively low, with few options for ongoing liquidity, resulting in indeterminate holding periods. As a result, the opportunity to build and maintain wealth via alternative asset investments remains relatively inaccessible for the majority of individuals. Fine art is one such example of an alternative asset class that encapsulates these challenges.

aShareX Inc. (“aShareX”) is the parent of the Managing Member and Asset Manager. aShareX (Asset Share Exchange) offers a solution to this problem as it applies to the art market, vintage automobiles, sports memorabilia and other collectibles. The aShareX marketplace enables buyers to purchase, through limited liability companies, fractional securitized ownership interests in artwork, collectibles and other alternative assets, thereby bringing a new market of buyers to such investment domains.

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The Series Asset in each Series is offered either via a traditional English auction (an “Auction”) or at a fixed price per share (a “Fixed Price Offering”). Each potential investor may submit a bid to acquire a fractional interest in the Series Asset or to acquire entire ownership. All completed Offerings by the Company to date have been via Auction.

aShareX Auctions are designed to closely mimic traditional English auctions. In English auctions, also known as open-outcry ascending-price auctions, the price is successively raised until only one bidder remains, and that bidder purchases the auctioned item at a price equal to the final bid. As part of its process, aShareX provides useful documentation so that self-directed participants are empowered to make optimal purchase decisions for themselves without third-party intermediaries or advisors interposed to avoid any duplicative costs and potential conflicts. aShareX further enables the participation of fractional bidders (as defined below) and 100% bidders (as defined below), the placements of “Limit Bids” (i.e., an offer to buy an asset at a price up to and including a specified maximum amount) online or by phone - with auction participants being able to bid for the desired number of shares at a specified price per share of their choosing.

In a Fixed Price Offering, the Company will set a specified price for each Class A Share. Fractional Bidders will submit their bids for a number of Class A Shares that, when multiplied by the specified per share price, will equal the fixed price established for the Series Asset (the “Fixed Price”). Once this number of Class A Shares are subscribed for within the bidding period (the “Bid Period”), the Series will purchase the Series Asset and each Fractional Bidder that submitted a Winning Bid (as defined below) will be issued Class A Shares in the Series associated with the Series Asset. The Fixed Price will constitute the Acquisition Cost of the Series Asset and will include its Purchase Price, Sourcing Fee, and if applicable sales or transfer taxes. The Fixed Price and the per share price of each Class A Share will be set forth in the Series Offering Table. No additional bids will be accepted once sufficient bids have been received equal to the Acquisition Cost.

By enabling fractionalization into affordably priced securitized ownership interests represented by the Class A Shares in a Series, aShareX provides accessibility to a broader market than was previously available. Therefore, aShareX facilitates visible, market-based pricing — arguably for the first time for Fractional Bidders — as more interested parties can participate in Offerings. Of note, individuals, entities or consortia of individuals who desire ownership and subsequent control of the Series Asset in its entirety (“100% Bidders”) may also participate in an Offering to be conducted for each Series Asset at which potential investors will bid, through use of the AShareX Platform. A Series Asset won by 100% Bidders will not be fractionalized into Class A Shares and they will therefore own the Series Asset outright and be treated in the same manner as a buyer in a traditional auction. In such instance, the Offering will not close, and the Managing Member will pay all associated expenses incurred in respect thereto. If the prospective Investors who choose to aggregate their bids in real-time and consolidate them for entry into the Offering (“Fractional Bidders”) are the successful bidder as a group at the Offering, the Series we establish will use the funds received from issuing its Class A Shares to such Investors to purchase the Series Asset. Title to the Series Asset will be held by a segregated portfolio (each an “SP”) established for such purpose by the Company’s wholly owned subsidiary, aShareX Fine Art, SPC, a Cayman Islands segregated portfolio company (“Cayman”). Each Series’ sole asset will consist of its ownership of the SP, and the SP’s sole asset will be the Series Asset.

aShareX also intends to offer a secondary market for subsequent trading of fractionalized interests in Series Asset, providing potential ongoing, low-cost, liquidity for owners of the fractional interests. The existing Series 10 and Series 11 are expected to hold their respective Artwork until it is sold in the sixth or seventh year following its acquisition, if approved by a majority vote of those Class A Shares of that Series entitled to vote and actually voting on such matter (“Majority Vote”), or in the eighth year if a prior sale has not been approved. A sale may occur in years prior to the sixth year if a compelling offer is made and such proposal is approved by the Managing Member and a Majority Vote of the Series. To facilitate a sale, the Managing Member will use commercially reasonable means to procure favorable pricing and terms for the subject Artwork, including by arranging for its disposition by way of a public auction or private sale, as the Managing Member may determine. Any sale must be for cash, and the Managing Member will endeavor to distribute the net sales proceeds to the holders of the Class A Shares in a Series (the “Class A Members”) as quickly as possible as part of the liquidation of the Series and its SP. The sale terms for future series will be specified in the relevant offering documents for such series.

In sum, the aShareX innovative approach and proprietary technology allow self-directed investors to participate in alternative asset purchases by (i) eliminating expensive middlemen, (ii) providing real-time, market based, competitive pricing, (iii) potentially providing the investors with a low-cost liquidity alternative to an investment that is otherwise illiquid, (iv) allowing investors to benefit from the experience, expertise and sourcing capabilities of the aShareX principals, and (v) assuring the investors of a defined exit event.

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In addition to the foregoing, an investment in each Series of the Company can offer attractive tax benefits. Subject to the more detailed discussion in “Material Federal Income Tax Considerations” in the Offering Statement, under current tax law, a sale of the Series Asset and a distribution of the resulting proceeds should not be subject to an entity level tax. Taxable gain recognized upon such transaction (or upon an earlier sale of Class A Shares) by Investors subject to U.S. tax who own, through their investment in the Company, less than 10% of the voting power or value of Cayman and who have timely filed "QEF election” in effect with the IRS, should be subject to tax at preferable long-term capital gain rates of 23.8% for individuals, trusts and estates if the Class A Shares are sold prior to the year in which the Series Asset is sold, or at a rate of 31.8% if the shares are retained through the year of sale. Non-U.S. Investors and tax-exempt Investors will generally not be subject to tax on the gain realized upon the sale of their Class A Shares or upon the eventual sale of the Series Asset and liquidation of the associated Series.

As a special incentive for certain Offerings, depending on applicable copyright limitations, each Investor participating in a successful Offering will receive, without cost, a high resolution, digital image of the associated Series Asset, suitable for framing and display for non-commercial purposes in the Investor’s home or other personal space.

All Offerings conducted to date are described in the Master Series Table above.

AShareX Platform

Overview. The AShareX Platform licensed to the Company operates consistently with the principles outlined above. It enables prospective Investors to aggregate their bids in real-time and consolidate them for entry into the Offering for the Series Asset. These Fractional Bidders compete amongst themselves for allocations of shares in the Series Asset if they are successful, which ultimately become Class A Shares if the Closing of the Offering occurs. They also compete with “100% Bidders” who desire ownership of the Series Asset in its entirety. As a result, the true market demand for the Series Asset can be determined.

Auction Bidding Process

The AShareX Platform is designed to mirror the traditional auction process as closely as possible. The Auction will be conducted so as to accept a singular bid akin to traditional English auctions. The aShareX system increments the price as each Price Bucket is filled by either a Valid Bid (as defined below) by Fractional Bidders, or a bid by a 100% Bidder. Bidding continues until a Price Bucket cannot be filled to 100%, at which point the Auction for the potential investors ends. The process is designed to be fair, simple and rely on the participants’ existing understanding of how traditional auctions are conducted.

Fractional Bidders create a “Valid Bid” when they have aggregated sufficient Fractional Bids such that the summation of their shares at the current Price Bucket equals total shares offered. A partially filled Price Bucket is not a Valid Bid and will be given no standing if a 100% Bid is received prior to the Fractional Bidders filling the current Price Bucket. Once 100% of the shares are bid for, no additional bids at that price will be accepted. Only the first Valid Bid or 100% Bid at a given price will be accepted.

Upon completion of the Auction, the successful bidders will pay, in addition to the Hammer Price (namely the final bid price), a Buyer’s Premium (namely a commission charged by the Auction House), applicable taxes and the Sourcing Fee (the fee paid to the Asset Manager, as defined below). The Fractional Bidders will have complete visibility of these cost items in making incremental bids of the Hammer Price.

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Sample AShareX Platform Dashboard - Auction*

Key:

1.	A picture of the artwork being auctioned with a valuation range provided by the Auction House.
2.	A visual display of the bidder’s individual bid at the Current Bid Level.
3.	The history all bids placed in the Auction.
4.	A live video feed of the auctioneer.
5.	A graph of the demand from Fractional Bidders at the Now Asking price.
6.	A message bar informing the Bidder of all necessary information.
7.	Input field for Fractional Bid Amount.
8.	Fractional Bid Types.
9.	Summary Bid Information and Bid Summit Button.

*Dashboard is subject to change at the Company’s discretion.

Fixed Price Offering Bidding Process

Fixed Price Offerings will be conducted via the AShareX Platform. Investors can specify the dollar amount of shares they wish to purchase on a non-binding basis during a defined pre-bid phase prior to the Offering. The length of the pre-bid phase will vary by Offering, and may not be applicable to every Offering. Once the Fixed Price Offering has commenced (after the Offering Statement has been qualified with the SEC), investors will be asked to affirmatively confirm such pre-bids prior to such pre-bids become binding. Such pre-bids can be modified or cancelled up until such confirmation, but once an investor has confirmed the pre-bid after the qualification of the Offering Statement, it cannot be cancelled or reduced. During the Fixed Price Offering, investors who have not submitted a pre-bid can submit an initial, binding offer to purchase a specific dollar amount of shares. Once an offer to purchase shares has been submitted, either during the pre-bid process or during an Fixed Price Offering, investors can click the “Increase Placed Offer” button to increase their offer for shares (up to their spending limit or the dollar amount of remaining shares, whichever is lower).

While a Fixed Price Offering is active, the bidding screen on the AShareX Platform will display a progress bar indicating the total amount of shares for which purchase offers have been submitted, with a color-coded portion of the bar representing the share purchase offer from the Investor viewing. The screen will also display the dollar amount the Investor has committed to purchase (assuming the Fixed Price Offering is successful), the total dollar amount of shares that all investors have committed to purchase, and the remaining dollar amount of shares available to purchase. If the progress bar reaches 100% during the time period specified for the Fixed Price Offering the Investors as a group (or one 100% Bidder, as applicable) will have committed to purchase all available shares and the Offering will successfully close.

Following a successful close as described above, the AShareX Platform will display a screen announcing that the Fixed Price Offering has closed, the dollar amount, associated number of shares and share price that the Investor has committed to purchase, along with instructions for remitting payment for the purchased shares. The amount owed by each successful investor includes all expenses and fees, including the Sourcing Fee.

Spending Limit; Limit Bids. Prior to the Offering, the Company will assign to each bidder a spending limit, which is the maximum amount that he or she can spend in the Offering, taking into account, if applicable, the Buyer’s Premium, taxes and Sourcing Fee. The spending limit is set based on the financial restrictions imposed on non-Accredited Investors and the liquidity and net worth of the investor based on the financial information provided to Dalmore Group, LLC (“Dalmore”), our broker-dealer of record, and the Company. Non-Accredited Investors must self-attest that they will not bid an amount exceeding 10% of the greater of their net worth or annual household income per the investment limitations set by Regulation A, Tier 2. Benefit Plan Investors as a group may not submit bids that exceed 24.9% of the available Shares for the Series Asset. The AShareX Platform is designed to reject bids if spending or investment limitations are exceeded. Subject to the spending limitations imposed by the Company, both Fractional Bidders and 100% Bidders can place pre-offering Limit Bids.

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aShareX Offering Participation.aShareX, the Manager, the Asset Manager and their respective directors, officers and direct and beneficial owners (collectively, the “aShareX Parties”) may not participate in the Offering given the non-public information they may possess concerning pre-bidding (including Limit Bids) and bidding as the Offering progresses. This is true even when we organize and conduct an Auction without use of a traditional Auction House. In such capacity, we will be functioning as an auctioneer with respect to a Series Asset we hold on consignment for the Seller, and apart from the right to receive a standard Buyer’s Premium or possibly an amount charged by an Auction House to the Seller of the Artwork for the sale which can be a percentage of the proceeds received for the Series Asset (the “Seller’s Commission”), we will not otherwise have an economic interest in the Series Asset or the proceeds thereof.

Concluding an Auction. The Auction ends when the current Price Bucket amount has not reached full participation either by a 100% Bidder or Fractional Bidders. The auctioneer controls the length of time that a Price Bucket may be open and can end the auction when they believe that providing additional time will lead to no additional bids. The winning price, or Hammer Price, is the highest Price Bucket that was filled.

Concluding a Fixed Price Offering. A Fixed Price Offering ends when Investors have submitted offers (after qualification of the Offering Statements) for all available Class A Shares in the Offering at an Acquisition Cost equal to the Fixed Price.

Post Offering Process. The post-offering process is determined by whether a 100% Bidder or Fractional Bidders win(s). If a 100% Bidder wins the Offering, it will pay for and possess the Series Asset, its ownership will not be fractionalized into Class A Shares and the Offering will terminate. Conversely, if Fractional Bidders win the Offering, the AShareX Platform automatically determines which Fractional Bids won and how many Class A Shares will be allocated to each Fractional Bidder. All Fractional Bidders pay the same winning price per Class A Share.

Failure to Qualify the Offering. Investors will not be able to submit binding bids with respect to any Offering until after qualification of the Offering Statement by the SEC. Potential Investors will only be permitted to participate in the Offering for a particular Series Asset if the Offering takes place within two calendar days following qualification of the Offering of the Series associated with such Series Asset. However, the date of the Offering may be scheduled prior to our qualification of the Offering for the applicable Series, and if the Offering is not qualified in the requisite time period, the Offering may be rescheduled or take place without the participation of Fractional Bidders in the discretion of the Managing Member. If the Offering takes place without the participation of the potential Investors or Fractional Bidders, the Offering Statement related to that Series may be withdrawn, or the Offering may be terminated.

The Company may allow potential Investors to submit indications of interest as non-binding “pre-bids” for Offerings in which they are interested in participating prior to qualification of the applicable Offering Statement, but no such pre-bids would become binding or otherwise constitute any commitment by the potential Investor unless and until such pre-bid was affirmatively confirmed after the qualification of the given Offering Statement.

Deficiency in Funding. After the allocation of Class A Shares to the winning Fractional Bidders, the Managing Member will proceed to close the Offering by soliciting the execution of Subscription Agreements and the funding of the Offering price for the Class A Shares to be issued to Investors submitting a bid on the AShareX Platform that is at or above the price point that prevails in winning the Offering (a “Winning Bid”), and attending to the issuance of the Class A Shares to such Investors upon the closing of the Offering. The Company anticipates the closing will take place as soon as practicable after the Offering. If any of the Class A Shares offered remain unsold, the seller of the Series Asset will be asked to either reduce the aggregate amount of the Hammer Price and the Buyer’s Premium (“Purchase Price”), if applicable, or accept Class A Shares for the deficient amount, assuming the seller is an Accredited Investor or otherwise qualified to purchase Class A Shares (a “Qualified Purchaser”). To the extent there remains a deficient amount, the unsubscribed Class A Shares will be offered (i) first, to the Investors already participating in the Offering, (ii) second, to the aShareX Parties, and (iii) finally, to any other Qualified Purchaser (including an aShareX Party) with preference given to registered Investor Platform users. Notwithstanding the foregoing, none of the aShareX Parties may purchase Class A Shares in an Offering, and if offered shares pursuant to the procedure outlined in the immediately preceding sentence, they may not purchase more than 20% of the Class A Shares sold in the Offering. There can be no guarantee that any of these alternatives will successfully remedy the deficiency, and the Series may not be able to purchase the Series Asset. If the Offering does not close, amounts funded by the potential investors to the escrow facilitator will be returned to them without deduction (other than for wire fees incurred by the Company in receiving the funds).

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Overview of Trading Platform. We do not currently intend to list the Class A Shares for trading on a national securities exchange and no public market currently exists for our shares. The Company intends to engage North Capital Private Securities Corporation (“North Capital”) to facilitate the secondary transfer of Class A Shares on the Trading Platform (referred to also as the “PPEX ATS”). The PPEX ATS was established in the fourth quarter of 2021 as a venue for secondary trading of security interests and provides Investors an efficient means to buy and sell Class A Shares, subject to restrictions under state and federal securities laws and the transfer restrictions listed in the Operating Agreement. When trading through the Trading Platform, Investors will submit bid and ask quotes on the Investor Platform to purchase or sell Class A Shares, with any transactions to be executed by the executing broker-dealer through the non-discretionary matching procedure established by the Trading Platform. Neither aShareX nor its affiliates facilitate, execute or transmit transfers of Class A Shares through the Trading Platform. Trades of Class A Shares matched on the PPEX ATS are intended to comply with Blue Sky laws either through a manual exemption in states where available, through a direct filing with the state securities regulators where required, or as isolated non-issuer transactions. The Class A Shares of each Series will be identified by a unique CUSIP number.

On February 7, 2023, the Company and Dalmore entered into an Agreement (the “Secondary Brokerage Agreement”), pursuant to which Dalmore, as the executing broker (in such capacity, the “Executing Broker”), will perform certain services in support of, and be responsible for executing, the secondary trading of Class A Shares. As compensation, the Executing Broker will receive 2.0% of the gross proceeds paid in each secondary sales transaction in which it is the executing broker dealer (1.0% from the buyer and 1.0% from the seller). The facilitation of resale transactions is accomplished periodically through the Executing Broker’s role as a registered broker-dealer member of the PPEX ATS, a broker-dealer registered with the SEC and as a member of FINRA and SIPC.

No Class A Shares are currently trading on the PPEX ATS or any other Trading Platform and the Company does not know when such trading will become available, if ever.

Protection of the Series Asset

Title to each Series Asset purchased by a Series will be held by an SP established by Cayman for the benefit of the Series. The Series will be the sole owner of the SP and the SP will be the owner of the Series Asset, which, as applicable, will be insured and stored in the United States. The Asset Manager will attend to all of the day-to-day operations of the Series and its SP in, as applicable, preserving, maintaining, displaying and holding the Series Asset for value appreciation. For Series that hold Artwork, the Asset Manager intends to store the Artwork in a manner that prioritizes its ongoing security, in a professional, temperature-controlled facility and in accordance with standards commonly expected when managing fine artwork of equivalent value, and always as recommended by the Managing Member in consultation with the Advisory Board. The facility will be monitored by staff, under constant video surveillance, and inspected on a periodic basis in accordance with a pre-agreed schedule. From time to time, the Artwork may be displayed or exhibited by loan to a museum, gallery or private party, and in such cases, the Asset Manager will ensure that the Artwork is handled, transported and exhibited with the appropriate care and insurance coverage to minimize loss. The Asset Manager will use commercially reasonable measures in attending to such tasks. If the Artwork is displayed or exhibited, it will be done so only if the counterparty pays for all expenses associated with the display (including transportation, security, display costs and insurance). The Asset Manager may also receive a reasonable fee from such counterparty for arranging for, negotiating the terms of, and overseeing such transaction.

Revenues and Expenses

It is not expected that a Series or SP will generate any significant revenues or expenses prior to the sale of the Series Asset. Except for the fees to the Broker paid by the Managing Member, all Offering and Operating Expenses will be paid by the Asset Manager from the proceeds of the Sourcing Fee and then from its own resources. If Extraordinary Expenses are incurred by a Series or SP, the Managing Member may elect to fund such expenses through loans made to the Series or SP, as applicable, charging interest at the then Prime Rate plus two percentage points. The Managing Member may also engage a commercial lender to fund the loan at market rates. All loans for Extraordinary Expenses shall be repaid upon the sale of the Series Asset or from the proceeds generated by the issuance of additional Class A Shares.

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Sale of the Artwork

The Artwork held by Series 10 and Series 11 may be sold prior to the sixth year following its acquisition only if a compelling offer is received and it is recommended by the Managing Member and approved by a Majority Vote. The Class A Members, by a Majority Vote, may cause the Managing Member to consummate a sale of the Artwork in either the sixth or seventh years following its acquisition. If a prior sale has not been so approved, the Managing Member must sell the Artwork in the eighth year (although the consummation of the transaction may extend into the first few months of the following year). The Managing Member will make every effort to distribute the Net Sales Proceeds in the year it is sold as part of a liquidating distribution of the Series and its SP. The Managing Member shall use commercially reasonable efforts to effect the sale of the Artwork at favorable prices and terms, but otherwise in its sole discretion (provided that any such sale shall only be for cash). The sale may be effected through a public auction or private sale, and if through a public auction, the Managing Member may form an investor group, including Class A members who wish to retain indirect ownership in the Artwork, to bid as a group using the AShareX Platform. None of aShareX, the Managing Member or the Asset Manager have offered prior investment programs which disclosed in the offering materials a date and time period for liquidating the investment program, except where such liquidation period is still at a future date. Upon sale of the Artwork, payments from proceeds may be owed to the artists or other third parties. These payments, to the extent known at the time of this Offering, will be described in the applicable Offering Statement.

The Art Market

History. The global art market is comprised of a network of auction houses, dealers, galleries, advisors, agents, individual collectors, museums, public institutions, and various experts and service providers engaged in the purchase and sale of unique and collectible works of art. We estimate that the total value of art and collectables held by private collectors was just over approximately $2.1 trillion in 2023, based on data included in the most recent Deloitte Art and Finance Report. Over the past decade, total annual art sales have ranged from $50.1 billion to $68.2 billion and have grown at a 5.1% compound annual growth rate from 1995 through 2020. The art market is viewed as having a low correlation to the S&P 500 (estimates of -0.03 to 0.19) and to interest rates. More fundamentally, it has returned 8% per annum since 1972, and 5.5% per annum since 2002. Surprisingly, the art market only constitutes an average of 2% of an investor’s portfolio.

While art collectors can enjoy the aesthetic and societal benefits of art ownership and patronage, works of art can equally be valuable assets that deliver financial, as well as emotional rewards to their owners. Art has often acted as a store of wealth, with price appreciation in excess of U.S. consumer price inflation over the long term. Many of those who collect art therefore do so with an eye upon its investment potential as well as its aesthetic appeal. Put simply, art can be considered an investable asset class.

In general, art as an investment bears the following characteristics:

•	Demand for artwork generally coincides with wealth creation among the global ultra-high-net-worth community
•	Supply of artwork, particularly at the high-end of the market, is relatively fixed or otherwise scarce
•	Art is an internationally marketable good that can be transacted in any locale or currency
•	Art is a tangible, mobile store of value without a currency-specific denomination nor tied to a financial cash-flow

Recent Trends. The art market has recently faced a notable downturn, reflecting broader economic uncertainties and shifting consumer behaviors. Recent data indicates a decline in both auction sales and gallery revenues, with many segments of the market experiencing reduced demand and lower transaction volumes. This decline has been attributed to several factors, including geopolitical tensions, fluctuating financial markets, and changing consumer priorities amid economic pressures.

Art market sales dropped by 12% in 2024 to $57.5 billion, marking the second consecutive year of decline, largely due to a weakened high-end segment, according to the Art Basel & UBS Art Market Report 2025. Despite the drop in value, the number of transactions increased by 3% to $40.5 million, driven by growth in lower-priced segments. According to Artprice’s 2024 Global Art Market Report, sales under $1,000 have tripled in 10 years, and accounted for more than half of the works sold at auction in 2024. Additionally, total art market transactions have reached an all-time high, owing to the growing activity at this more affordable and accessible low end.

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While public auction sales decreased, private sales by auction houses rose by 14% as sellers look to assert greater control over the terms and prices at which they part with their artwork amid broader turmoil.

According to Art Basel/UBS report, dealer sales declined, dealer sales declined by 6% to $34.1 billion, mainly due to a drop in high-end transactions. Activity remained steady but shifted toward lower price points, mirroring market activity observed at the major auction houses. In more detail, the overall trend is that high-end dealers suffered most; only 23% of sub-$250,000 dealers saw declines vs. 64% of $10 Million+ dealers. Dealers with less than $250,000 turnover actually saw a 17% increase in sales growth, and those in the $1 Million - $5 Million segment of turnover saw a more modest, but positive, growth of 10%.

As the market contracts and supply towards the top end of the market becomes thinner, value concentrates in proven blue-chip artwork with consistent historical performance. For example, as highlighted in Artprice’s report, Picasso’s Statuary(1925) doubled in value from its first sale in 1999 for $11.8 million to $24.8 million when it was resold in 2024.

As a participant in the art investment space, we may be negatively impacted by this downturn. Potential investors may be less likely to participate in our auction format, thereby driving down the potential prices at which any one of our Series will purchase one or more Artworks, and as a result, consignors may be less willing to sell their works in the auction format we provide to investors. This creates challenges in identifying consignor and artists to partner with for the purpose of engaging in our auction process. This also may impact the value of the Artworks currently held by Series 10 and Series 11; however, the lower end of the market has remained relatively strong. Further, the Artwork held by Series 10 is not anticipated to be sold until 2029 at the earliest, with the Artwork held by Series 11 anticipating to be held until at least 2030. We are optimistic that the current downturn will subside prior to starting a sales process for either Series.

Art Market Economic Environment. Recent trends in inflation and rising interest rates may impact our business and operations. In June 2022, the inflation rate in the U.S. reached a 40-year high, though the inflation rate has been trending lower since that peak, and is now below the historical average. From early-2022 to mid-2023, partially as a response to inflation in the United States and global economies, the Federal Reserve began tightening a years-long series of economic stimulus measures that had included historically low interest rates. As those measures were reversed, the Federal Reserve Open Markets Committee increased benchmark interest rates from near zero to more than five percent in less than two years. These changes have created volatile financial markets and significant economic pressures on consumers.

These conditions, and the related changes in consumer priorities, impact our ability to attract investors and increase our operating costs. The effects of high interest rates or potential inflation on investor budgets could result in the reduction of potential investors’ spending and investing habits, or an increased likelihood that investors will direct available funds to investments that perform well in high interest rate environments. At the same time, sustained inflation across the markets in which we operate could negatively affect any attempts to mitigate the increases to our costs, making it more expensive for us to continue operations.

Tariffs and Trade Policy. In 2025, the United States implemented tariffs on imports from various countries as a “reciprocal” measure to address trade imbalances. In some instances, this has resulted in retaliatory measures from affected countries. Artwork has generally been exempt from tariffs in the past, but the current situation is murkier from a legal standpoint as the new import duties were enacted under the authority of the Emergency Economic Powers Act of 1977. Additionally, other countries retaliatory policies could increase costs for artworks shipped from the United States to foreign buyers. From a broader standpoint and an alternative view, tariffs may produce inflation, and hard assets such as artwork typically perform well in inflationary environments. Since the initial tariffs were announced, rates for various countries, or specific commodities, have been alternatively suspended, increased, or decreased. Due to the existing uncertainty and fluctuating state of affairs, it is not possible at this time to determine the impact that these trade policies may have on our future business, if any.

Impact of the Pandemic. In 2020, the art market experienced a significant transformation in the wake of COVID-19, a global pandemic that impacted economies across the world. After the disruption to the traditional schedule of in-person art fairs and public auctions, the art market demonstrated resilience in the global demand for auction-grade fine art. Art market participants responded by re-shuffling sales calendars, re-imagining marquee auction sales formats, extending sales outposts beyond traditional big city locations and aggressively promoting online sales.

These efforts combined to mute the overall market impact of COVID-19 in 2020 and led to a strong rebound in activity in the second half of 2020. Following a 49% fall in sales volume in the first half of 2020 (including postponed spring sales that took place in early July), the second half rebounded strongly with total sales of $4.5 billion, a 56% increase from the first half of 2020 and a 4.5% increase from the same pre-COVID period of 2019. The first half of 2021 continued this rebound, with $5.9 billion in public auction sales (as measured by ArtTactic). The growth in online sales during the pandemic has continued, with online auction sales at $670.6 million through June 30, 2021, up from $394.7 million and $69.0 million for the comparable periods in 2020 and 2019, respectively.

While global auction sales by Christie’s, Sotheby’s and Phillips totaled $5.9 billion in the first half of 2021, a 105% increase from the comparable period in 2020, the Impressionist, Modern, Post-War and Contemporary segments of the auction market comprised nearly 65% of public auction sales for the period.

In 2020, the Post-War and Contemporary segment of the art market also continued to gain market share, accounting for 55% of the value of public auction sales, up from 53% in 2019. Based on The Art Market Report 2021, published jointly by Art Basel and UBS, global art sales totaled $50.1 billion in 2020. While global art sales were down 22% in 2020 as compared to 2019, the year-over-year decline was less severe than in 2009, when, largely as a result of the financial crisis, sales fell by 36% compared to 2008, and global art sales in 2020 remained well above the 2009 level of $39.5 billion.

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The impact of the COVID-19 pandemic continues to reverberate through the art world. The acceleration of digital platforms has not fully compensated for the losses incurred through declines in traditional, in-person sales methods, leading to a continued struggle for galleries and auction houses to adapt. The combination of these elements has led to a broader reassessment of investment in art, with both collectors and investors exhibiting increased caution.

In general, the global art market is influenced by the overall strength and stability of the global economy, geopolitical conditions, capital markets and world events, all of which may affect the willingness of potential buyers and sellers to purchase and sell art. While the global art market is large, its exact size is unknown and statistical data is inconsistent. Much of the uncertainty stems from differing estimates of the size of the private dealer and gallery market, which is based on survey data, but disparities also exist in reported auction sales. One macro observation that may work in our favor is the “Great Wealth Transfer” from Baby Boomers to Gen X and Millennials; these younger groups, which comprise the majority of our expected bidders, are estimated to receive over 80 trillion via inheritance through 2048 (per research and consulting firm Cerulli Associates).

Observations on the Historical Progression of Art Prices. Detailed historical data requires time to be collected, analyzed and published, but we present the following snapshot of more current data. These general observations are based on a repeat-sales index of historical art market prices computed on a value-weighted basis and focused on the Post-War & Contemporary Art category; we believe these characteristics present the investment case for art as a potential risk diversifier:

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The Post-War & Contemporary Art category showed price appreciation at an estimated annualized rate of 13.6% from the year ended December 31, 1995 to June 30, 2021, versus 9.5% for the S&P 500 Index (includes dividends reinvested) for the same period.

•	Low correlation factor of (0.10) between Post-War & Contemporary Art and the S&P 500 Index based on annual price performance from the year ended December 31, 1995 to June 30, 2021.
•	Resilience of art market transaction volume through periods of financial stress (e.g., 2001 - 2002, 2008 - 2009, 2020).

Art Appraisals, Valuation, and Auction Estimates. The fair market value of art and other unique collectibles is generally assessed by expert appraisers using relative valuation techniques by analyzing historical comparative transactions involving similar works, characteristics of the specific work, supply and demand factors, subjective perceptions of value, among other factors. However, there is no efficient market that determines the price of an artwork and there is no standardized art valuation methodology. Complicating the matter is that there is tremendous variability in the market value of individual artworks by any given artist. These differences are influenced by the perceived quality of the work, materials, condition, color, size, subject matter, provenance and other factors. Auction houses generally estimate the sale price of an artwork prior to conducting a sale. Such sale estimates are intended to provide general guidance to potential bidders regarding the expected price outcome of the artwork, however estimates may not be “arm’s length” and are often negotiated with the selling party. Therefore, they cannot be used as unbiased guidelines in determining the value of an artwork.

Private and Gallery Sales. The private art market is made up of a network of galleries, dealers, art fairs and other intermediaries that sell artwork in privately negotiated transactions, which are generally not publicly reported. Galleries and other intermediaries that sell high end art have extensive relationships with artists, critics, collectors and others in the art market and are often driven by self-interested objectives, such as enhancing the reputation and market value of artists they represent or the market value of their inventory. Accordingly, galleries can be highly selective in determining which collectors are permitted to purchase from them, preferring those who are likely to hold works for a long period of time and enhance the provenance of a piece. Most private and gallery sales are confidential. Sellers generally determine pricing in private sales in which the dealer or gallery acts as an intermediary in negotiating a transaction with a buyer.

Auction Sales. The auction market is made of a global and regional auction houses that conduct regular sales of artwork and other collectibles in a public auction format, as well as provide other art-related services. In general, the auction market is more transparent and more open than the private sales market as sale prices are determined through open competition, in which any qualified individual can participate and potentially buy the offered work. Interested buyers place sequential, ascending bids in a format referred to by economists as an English Auction. Bidders determine the price of the art in an auction sale, though the consignor typically sets a reserve floor price, or “reserve”, below which it would be unwilling to sell the work. A low and high estimate of the sale price is set by the auction house, with the consignor’s input, based on a variety of factors, including the prior sales history, market factors, supply considerations and the reserve price floor. If a consignor does not agree with the estimate range proposed by the auction house, it can withdraw the consignment. Auction houses frequently set estimates at lower levels to either entice bidders to participate or potential consignors to offer their work at auction. Thus, estimates should not necessarily be viewed as proxies for determining market value.

The price at which an auctioneer declares an item sold at a public auction, referred to as the “Hammer Price,” does not reflect either the amount realized by a consignor or the price paid by a buyer. In addition to the Hammer Price, the successful bidder must pay the so-called “Buyer’s Premium,” which is effectively a commission on the sale that generally ranges between 14% and 28% of the Hammer Price. In certain auctions, the Asset Manager may act as the auctioneer and be entitled to the Buyer’s Premium. For purposes of this Offering Circular, the aggregate amount of the Hammer Price and the Buyer’s Premium are considered the “Purchase Price” for the Artwork. The economics received by a consignor in an auction can vary widely. For works of relatively low value, consignors may also be required to pay a Seller’s Commission to the Auction House. For higher value works, consignors often pay no commissions and may be entitled to receive a portion of the buyer’s premium, if not the full amount of the purchase price.

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The public nature of auction sales can pose certain risks for consignors. A work that fails to sell at auction as a result of not attracting a bid in excess of the reserve price, will often be much harder to sell in the future. The rate at which artwork fails to sell at public auction, referred to as the “buy-in rate,” is generally around 30%, according to publicly available data. The value of an artwork is highly subjective, so a failure to sell a piece at auction is damaging to the perceived value of the work, a concept referred to the art industry as “burning” the work.

In order to attract high-value consignments, an auction house may offer a guaranteed minimum price to a consignor. In exchange, the consignor agrees, if the final sale is in excess of the guaranteed amount, to pay the auction house a certain percentage of sale proceeds above the guaranteed amount. To offset the risk of a sale below the amount guaranteed to the consignor, an auction house may also secure a minimum guaranteed bid from a potential buyer, also known as a “third-party guarantee” or “irrevocable bid”. These guarantees effectively provide certainty that a successful sale will occur. The economic terms of guarantees and irrevocable bids are not typically disclosed and can vary widely based on negotiations between the relevant parties.

Auction houses publicly report total sale prices that reflect the Hammer Price (i.e., the price at which the auctioneer declared the winning bid), plus the Buyer’s Premium, but tend to exclude applicable taxes, fees and royalties, which are typically paid by the purchaser. The Buyer’s Premium schedule is published by the auction house and is updated or revised periodically. The Buyer’s Premium (inclusive of any additional “Overhead Premium,” if applicable) for the New York salesroom of each of the major auction houses as of the date of this Annual Report is as follows (percentages and USD amounts relate to the Hammer Price):

Sotheby’s1	Christie’s	Phillips

27% up to $1 million	26% up to $1 million	27% up to $1 million
22% over $1 million, up to $8 million	21% over $1 million, up to $6 million	21% over $1 million, up to $6 million
15% above $8 million	15% above $6 million	14.5% above $6 million

1Fees do not include overhead premium of 1% of Hammer Price.

Art Market Regulation. Art as tangible personal property is subject to regulation under different city, state and federal statutory schemes. Generally, domestic art transactions that are conducted within the United States are subject to state Uniform Commercial Code statutes, which govern the sale of goods. Some states have additionally enacted art specific legislation, such as New York’s Arts and Cultural Affairs Law and California’s Resale Royalty Act. In addition, federal statutes such as the Holocaust Expropriated Art Recovery Act and the National Stolen Property Act can apply to title disputes in the art market context. International art transactions involving the import and export of art into and out of the United States will subject us to the rules and regulations established by United States Customs and Border Protection. Further, we will be subject to the requirements of the federal Convention on Cultural Property Implementation Act which is the United States’ accession legislation for the 1970 United Nations Educational, Scientific, and Cultural Organization (UNESCO) COP which protects countries’ cultural property, including artwork. New York City, as a major art auction center, has enacted legislation governing the activities of auctioneers in the New York City Administrative Code and aShareX may be subject to these regulations through its transactions and financing arrangements with auctioneers.

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Historical Art Price Indices. The historical performance of prices in the art market can be estimated using different techniques and is generally derived from publicly available auction sales results. General statistical summaries of past prices, such as historical average or median prices, can provide a broad sense of price direction across the art market or for a specific artist. However, given that the supply of art transacted in any given period is not homogenous, changes in average or median prices from period-to-period may not be reflective of changes in the underlying value of the artwork, but may reflect varying quality or other characteristics that were present in the artwork sold.

Art market indices provide an alternative means to gauge market performance. A number of techniques have been developed in this regard. A repeat-sales-based index follows a methodology similar to that used to estimate home price appreciation, most notably through the S&P CoreLogic Case-Shiller Index. The best-known repeat-sales index for the art market is the Sotheby’s Mei Moses, which was originally developed in 2002 by New York University Stern School of Business Professors Jianping Mei, PhD and Michael Moses, PhD, and was later acquired by Sotheby’s in 2016. The Sotheby’s Mei Moses index factors in differing levels of quality, size, color, maker, and aesthetics of a work of art by analyzing repeat sales. Another methodology is the hedonic price index, which estimates the historical progression of prices based on analysis of all available transactions and controlling for certain “hedonic” characteristics, such as artist name, dimension, medium, art category, among others. The use of these techniques, among others, provides insight into the behavior of art as an investment.

Funding Sources. The successful operation of the Company (and therefore, the success of the Interests) is dependent on its Managing Member, aShareX Holdings, LLC, and its Asset Manager, aShareX Management, LLC. The Managing Member and Asset Manager provide each Series with routine operational, administrative, management, advisory, consulting and other services with respect to their respective operations and routine services related to the Series Assets, including as applicable, authentication and valuation services, storage, transportation and insurance. The Asset Manager was paid a sourcing fee equal to six percent (6%) of the purchase price of the Artwork acquired by Series 10 and Series 11, which the Asset Manager then uses to pay for Offering Expenses and Operating Expenses prior to the date the Artwork is sold. If the sourcing fees are insufficient to cover such Offering Expenses and Operating Expenses, the Managing Member or Asset Manager may need to seek additional funding sources, as discussed in greater detail below, which may or may not be available. The lack of funding available to the Managing Member or Asset Manager may negatively impact our ability to operate in a variety of ways including the ability of the Managing Member or Asset Manager to:

•	continue to source high quality alternative assets at reasonable prices to securitize through our platform;
•	market the offerings in individual Series of the Company and attract investors to our platform to acquire the Class A Shares issued by Series of the Company;
•	find and retain operating partners to support the regulatory and technology infrastructure necessary to operate our platform;
•	continue to develop our platform and provide the information and technology infrastructure to support the issuance of Interests in Series of the Company; and
•	find operating partners to manage the collection of underlying Series Assets at a decreasing marginal cost per asset.

Employees

None of the Company, Cayman, each Series and each SP (collectively, “Company Group Members”), are expected to have employees inasmuch as their day-to-day operations will be administered by the Asset Manager.

Legal Proceedings

There are no legal proceedings currently pending against us which would have a material effect on our business, financial position or results of operations and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened. It is possible that the Company Group Members will find themselves involved in litigation, in which case it will be wholly reliant on the Managing Member to address and resolve the litigation. If the Managing Member settles a case or receives an adverse judgment, it must then either lend funds or arrange for financing from a commercial lender to satisfy the obligation and any such loan will be considered a loan for Extraordinary Expenses.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with our audited Consolidated Financial Statements and the related notes.

Overview

We are a Delaware series limited liability company formed to facilitate an investment in the Series Assets by conducting Offerings of our Class A Shares pursuant to a Tier II offering under Regulation A+, acquiring the Series Asset and maintaining it for future sale. We and the Series Asset are managed by the Managing Member and the Asset Manager, respectively.

During all relevant times following the closing of an Offering, title to the Series Asset has and will continue to be held by a SP. The Company owns 100% of the share capital of Cayman, and each SP is treated as a subsidiary of the associated Series for financial reporting purposes. As of December 31, 2025, the aShareX SP 10 held title to a lithograph of Angel (2014) by Ed Ruscha (the “Series 10 Artwork”) as its sole material asset and the aShareX SP 11 held title to eight contemporary artworks by six artists (the “Series 11 Artwork”). The Company qualified an additional offering for aShareX SP 12, but the offering was not completed and the related offering statement has been withdrawn. Neither the Company nor Cayman are anticipated to use borrowings or leverage to purchase or hold the Series Assets or to incur any material indebtedness, except in extraordinary circumstances. The Managing Member and Asset Manager will have sole control over all matters affecting the Company, Cayman, each Series and each SP including as applicable the insurance, storage and the terms of sale of the Series Asset, and initiating and defending litigation.

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The Company has entered into an Asset Management Agreement with the Asset Manager, whereby the Asset Manager will pay for all Offering Expenses (other than the Broker Fees paid by the Managing Member) and Operating Expenses of the Series and each SP for their day-to-day operations (including audit, accounting and tax preparation fees, SEC and state registration and filing fees, the costs of insuring, storing and transporting the Series Asset) prior to the date the Series Asset is sold. In exchange for the service, the Asset Manager will be paid by the Investors in each Series a Sourcing Fee, that for both Series 10 and Series 11 was equal to six percent (6%) of the Purchase Price of the Artwork acquired by such Series. The Asset Manager may determine to sell the Series Asset without engaging a third-party intermediary, or, as auctioneer, it could conduct an auction to sell the Series Asset. In such event, the Asset Manager could charge the buyer a reasonable fee not to exceed the lowest published Buyer’s Premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

Other than activities related to the Offerings and the acquisition and maintenance of the Series Asset, we have not conducted any other business activities or operations.

We do not expect to generate any material amount of revenues or cash flow unless and until we sell the Series Asset. We are totally reliant on the Asset Manager to maintain the Series Asset and administer our business.

Critical Accounting Policies and Estimates

The preparation of our financial statements in accordance with United States Generally Accepted Accounting Principles (GAAP) will be based on the selection and application of accounting policies that require us to make significant estimates and assumptions about the effects of matters that are inherently uncertain. We consider the accounting policies discussed below to be critical to the understanding of our post-Offering financial statements. Actual results could differ from our estimates and assumptions, and any such differences could be material to our financial statements.

Acquisition Costs—Series Asset

Upon acquisition, the Series Asset will be recorded on the Series’ books at its original cost basis—essentially its acquisition cost, including any deposits for the Series Asset funded by the Manager and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the Series Asset related to each Series incurred prior to the closing, including brokerage and sales fees and commissions, appraisal fees, research fees, transfer taxes, third-party industry and due diligence experts, auction house fees and travel and lodging for inspection purposes. Artwork is determined to have an indefinite life and thus its cost basis is not amortizable or depreciable. The Company will review the Series Asset for impairment in accordance with the requirements of ASC 360-10, Impairment and Disposal of Long-Lived Assets (“ASC 360”). These requirements will obligate the Company to perform an impairment analysis semi-annually and whenever events indicate that the carrying amount of the Series Asset might not be fully recoverable. If it is determined that an impairment loss must be recorded it will be calculated based on the difference between the then carrying amount of the Series Asset and its estimated fair value. Any such impairment analysis may depend in substantial part on a third-party valuation of the Series Asset commissioned by the Managing Member.

There is no guarantee that the Series Asset held by a particular Series is free of any claims regarding title and authenticity (e.g., claims regarding being counterfeit or previously stolen), or that such claims will not arise. The Company will not have complete ownership history or restoration and repair records for all Series Assets. In the event of a title or authenticity claim, the applicable Series and the Company may not have recourse against the Series Asset seller or the benefit of insurance, and the value of the given Series Asset may be diminished.

In November 2023, Series 10 acquired Series 10 Artwork for $9,600. In May 2024, Series 11 acquired Series 11 Artwork for $120,000. The Company determined that no impairment was necessary for the Series 10 Artwork or Series 11 Artwork as of December 31, 2025.

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Contingencies

We and each Series may be subject to lawsuits, investigations and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy.

We had no contingent liabilities as of December 31, 2025.

Income Taxes

Each Series Asset will be owned by a segregated portfolio of a Cayman Islands company which will be treated as a C corporation for U.S. federal income tax purposes. The profit or loss generated by the Cayman company (either directly or through its segregated portfolios) should not be subject to tax in the U.S. or Cayman Islands, and should only result in taxable income when the Series Asset is sold and the proceeds distributed to the Series that acquired the Series Asset. The Company is a limited liability company and each Series is essentially viewed as a disregarded entity for U.S. tax purposes. Accordingly, under the Internal Revenue Code, all taxable income or loss of the Company and each Series flows through to, and is recognized by, their respective members. Therefore, no provision for income tax has been recorded in the consolidated and consolidating financial statements at the Company level. The income and expense from each Series is allocated to its members in proportion to their percentage interests in the Series.

We had no federal and state income tax assets, liabilities or expenses as of and for the year ended December 31, 2025.

Operating Results

Changes in operating results are impacted significantly by any increase in the number of Series Assets that the Company, through the Asset Manager, manages. The Company currently has two Series Assets: the Series 10 Artwork was acquired in the fourth quarter of 2023, and the Series 11 Artwork was acquired in the second quarter of 2024. No Series Assets were acquired in 2025. The Company is currently in the process of attending to the mechanical steps necessary to complete this Offering and record the issuance of the Class A Shares.

Revenues

Revenues are generated at the Series level. We do not earn a material amount of revenue and do not expect to until a Series Asset is sold. For Series 10 and Series 11, the Class A Members, by a Majority Vote of those voting, control whether the associated Artwork is to be sold prior to the seventh anniversary of its acquisition. The Class A Members will be asked to vote on selling the Artwork in the sixth and seventh years following its acquisition, and the Company may solicit their approval prior to such time if a materially compelling offer presents itself. During the eighth year following the Artwork’s acquisition date, the Managing Member must sell the Artwork using commercially reasonable efforts to achieve a favorable price and terms. See “Description of Business—Revenues and Expenses” and “—Sale of the Artwork” above.

Operating Expenses

The Operating Expenses incurred by a Series, though reflected in our financial statements, will be paid by the Asset Manager and will not be reimbursed by the Series or the members of any Series. During the period of January 13, 2023 (inception) to December 31, 2025, Series 10 incurred $69,137 in Operating Expenses, primarily related to legal and professional fees, that will be paid by the Asset Manager. During the period of April 1, 2024 (inception) to December 31, 2025, Series 11 incurred $77,274 in Operating Expenses, primarily related to advertising, legal and professional fees, that will be paid by the Asset Manager.

Liquidity and Capital Resources of the Asset Manager

We do not anticipate that we will maintain any material liquid assets and, accordingly, we rely upon the Asset Manager to pay for the maintenance and administration of our business in accordance with the Asset Management Agreement.

We and the Asset Manager believe that the Asset Manager’s cash and other sources of liquidity, together with equity contributions from aShareX, earnings generated primarily from the Sourcing Fee, and its share of the Buyer’s Premium (when applicable), will be sufficient for the Asset Manager to perform its obligations under the Asset Management Agreement for the foreseeable future. The Asset Manager is currently financed through equity contributions from aShareX. aShareX is currently funded through equity contributions of approximately $7.29 million from private investors. aShareX is currently under no obligation to provide funds to the Asset Manager or to the Company, and the private investors are under no obligation to provide any further funds to aShareX.

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After the purchase of the Series Asset associated with a Series, we do not believe we will need to raise any additional funds through the issuance and sale of additional Class A Shares of that Series. However, should the need arise in the future, our Operating Agreement also permits the issuance of Class A Shares to repay loans funded to pay Extraordinary Expenses.

We have no material commitments for capital expenditures.

Trend Information

Trends, uncertainties, demands, commitments or events that will materially affect our operations or the liquidity or capital resources of the Asset Manager are described in greater detail above under the heading “Description of Business—The Art Market”.

Recent Developments

There are no material events requiring disclosure or adjustment to the consolidated or consolidating financial statements.

Plan of Operations

We were formed as a Delaware series limited liability company to facilitate fractionalized investment in alternative assets. To that end, we establish each Series to acquire a Series Asset purchased by Investors on the AShareX Platform. Other than activities related to the Offering and the acquisition and maintenance of the Series Asset, we have not conducted, and do not plan to conduct, any other business activities or operations. We do not expect to generate any material amount of revenues or cash flow unless and until we sell a Series Asset, as described under “Revenues” above. We are totally reliant on the Asset Manager to maintain the Series Assets and administer our business. The Company hopes to launch additional offerings in the next 12 months. We believe that the proceeds from the offerings, along with the assets of our Asset Manager, will satisfy our cash requirements for at least the next six months to implement the foregoing plan of operations.

ITEM 3. DIRECTORS AND OFFICERS

MANAGEMENT

Managing Member

The Managing Member, by virtue of its ownership of the Class B Shares in a Series and its rights under the Operating Agreement, controls the operations of the Company Group Members, and it directs the Asset Manager in the performance of its day-to-day management duties of those entities. The Managing Member is guided in these matters by its Board of Directors and Advisory Board.

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Executive Officers and Members of the Board of Directors

As of the date of this Annual Report, the following individuals are executive officers of aShareX and, where noted, also serve on the Managing Member’s Board of Directors and Cayman’s Board of Directors:

Name	Age	Position	Term of Office
Alan Snyder	79	Board Member/Chairman, CEO	Inception

Joel Parrish	59	CFO	January 2025

J. Nicholson Thomas	73	Board Member/General Counsel	Inception

Gabriel Miller	53	Chief Marketing Officer	February 2025

Kevin Hughes, who previously served as Chief Information Officer of aShareX, resigned effective January, 2026.

Each of our officers is employed by aShareX, not the Company. aShareX does not provide services exclusively to the Company, and each of our officers and directors has business interests outside of aShareX, as described in more detail below under “–Related Party Transactions—Risks Relating to Potential Conflicts of Interest”. Given the limited nature of our operations, the amount of time required from our officers will vary significantly, and we believe each provides appropriate time to the Company alongside their other responsibilities.

There are no family relationships between any director, executive officer or any significant employee.

The Executive Officers and Key Employees of aShareX (who effectively serve similar functions for the Asset Manager and Managing Member) are as follows:

Alan Snyder is the founder and Chief Executive Officer (CEO) of aShareX. Alan is also the Managing General Partner of Shinnecock Partners, a family office investment boutique, and its investment funds, including ArtLending.com, which offers secured fine art lending for collectors and dealers. As part of ArtLending.com, Alan has forged relationships with the major auction houses, art dealers and fine art brokers around the world. Prior to forming aShareX, Alan was the founder, CEO, President and Chairman of Answer Financial Inc. and Insurance Answer Center, CEO of Aurora National Life Assurance, President/COO of First Executive Corporation, and Executive VP and Board Member at Dean Witter Financial (predecessor to Morgan Stanley), where, as part of a three-person team, he formulated the launch of Discover Card. He is also the former Chairman, President, and Board Member of the Western Los Angeles Boy Scout Council. Alan is a graduate of Georgetown University and Harvard Business School, where he was a Baker Scholar.

Shinnecock entered the fine art lending space in 2015 as part of its specialty lending practice and its business is transacted through a California lender license. The artwork and borrowers receive a detailed due diligence and underwriting, including valuations and examination of authenticity and provenance. Most loans are for a duration of one year and thus are a form of inventory finance for major dealers and gallerists. The artwork is subject to UCC filings, stored in vetted art warehouses under the lender’s control, and insured. The art is all museum quality, for example, Picasso, Sargent, Rothko, Botero, Condo, Fontana and Titian. Mr. Snyder and his executive team intend to apply these same principles to the acquisition and holding of the asset by the Company and each of its Series.

Joel Parrish is the Chief Financial Officer (CFO) of aShareX. He has worked with aShareX founder Alan Snyder for 36 years, across multiple companies. Most notably, he has been responsible for financial and operational areas of Shinnecock Partners L.P., a private money manager, since 1998. Joel and Alan have launched seven investment funds (including fine art lending), plus a number of private deals amounting to over $100 million. He previously assisted with various aspects of aShareX’s formation and operations on a consultant basis. Joel has a Bachelor’s degree from Columbia College.

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Gabriel Miller is Chief Marketing Officer (CMO) of aShareX. Gabe is a branding and marketing veteran with over 25 years of experience working across major industries and sectors. He is the former President of Landor, the world’s largest branding agency. Prior, he worked with IBM and sold them two companies – Resource and Ammirati. He has served as President for three successful marketing agencies on both the East and West Coasts. Gabriel has helped inspire groundbreaking design work for McDonald’s, Coca-Cola, Fox Sports, Toyota, Nestlé, Neutrogena, Jet Blue and Bacardi among many others. He has received many recent industry awards: 12 at the Transform Awards North America in 2023, 18 in 2022, 4 in 2021, and 1 in 2019. He was also awarded at the World Retail 2021, RDI 2021, German Design Awards 2023, The Drum 2022, Red Dot Design Awards 2022 and The One Show 2022. Gabriel holds a degree from California State University, Northridge.

J. Nicholson (“Nick”) Thomas is General Counsel of aShareX. Nick retired as a Partner from Gibson, Dunn and Crutcher LLP in 2012 where he spent over 35 years primarily focusing on corporate and tax matters. Prior to that he achieved his CPA certificate by working in the international tax department at KPMG Peat Marwick. After retiring from Gibson, Dunn, Nick has served as outside general counsel to a number of his former clients. Nick graduated from the University of Arizona with dual degrees in finance and accounting and from the University of Arizona College of Law.

Advisory Board

aShareX has assembled an Advisory Board to consult with the Managing Member on best practices in storing, preserving, insuring and maintaining artwork, such as the Artwork, and advising on matters associated with its eventual sale, including pricing and terms. The members of the aShareX Advisory Board include:

Steve Scharkss is a business and technical advisor to aShareX. Steve was a Vice President and Partner at IBM. Before that, he spent eight years as a Consulting Partner for Deloitte. A leader in providing innovative solutions to business and technology, his specialization is in providing top line and bottom line improvements via enterprise and digital transformation for business and technology with global companies. He has 30+ years of consulting experience at four major firms where he covered a broad spectrum of industries and business processes with the top three being media & entertainment, manufacturing, and distribution. Steve has a BS in Accounting and Management from Lehigh University and a Finance MBA from Fairleigh Dickinson University.

Randy Bassett is a general management advisor to aShareX. Randy was a Corporate Partner at Latham & Watkins. His practice centered on corporate acquisitions, dispositions and corporate finance, with a particular expertise in leveraged buyouts (LBOs). As a Partner in the Corporate Department, Randy served on the five-person Executive Committee overseeing the firm before simultaneously becoming Chair of the Finance and Real Estate department and Acting CFO. His primary client for a number of years was the merchant banking firm Kohlberg Kravis Roberts & Co (KKR), whom he represented in numerous acquisitions and institutional leveraged buyout funds via tender offer transactions, including Beatrice Companies and RJR Nabisco ($33 billion in combined capital raised). He also created the format for KKR’s investment funds. Randy has a BA in History from UC Berkeley and graduated Cum Laude from Harvard Law.

Marco Mercanti is an art advisor to aShareX. Marco is the founder and CEO of Oblyon Group. He has orchestrated over $225 million in art-secured loans on behalf of individuals, investment funds, gallerists, family offices, and private estates. He also transacted art sales for an overall value of $300 million. His expertise in deal making spans across various art categories from Antiquities to Modern Art. Marco has built a solid network within Europe, Latin America, Asia, and the US, where he can count the expertise of museum curators, scholars and experts in most fields of the art industry. Marco has a degree in Law from the University of Bologna and a Masters in International Banking Law from ESADE Business School (Barcelona).

Eric Budish is the Paul G. McDermott Professor of Economics and Entrepreneurship at the University of Chicago, Booth School of Business. He is also a Research Associate at the Bureau of Economic Research, Co-Director of the Clark Center for Global Markets at Chicago Booth, Co-Director of the Chicago Booth Economics PhD Program, and the Krane Distinguished Visiting Professor at the University of Chicago Law School. Eric is a leading researcher in the academic field of market design. He is best known for his market design inventions for financial exchanges and matching markets. He has also conducted influential research on market design theory, event ticket markets, blockchains and cryptocurrencies, patents and innovation, and various aspects of COVID-19 economic policy. He holds a BA in Economics and Philosophy from Amherst College, an MPhil in Economics from Oxford (Nuffield College), and a PhD in Business Economics from Harvard University. Eric gives frequent keynotes on his research and has received numerous academic awards including the Marshall Scholarship, the Sloan Fellowship, giving the joint AEA/AFA luncheon address, the Arrow award, and the AQR insight award.

Jonathan Neil is the Co-Founder and former Partner at Inversion Art, a non-profit organization that provides support and opportunity to thousands of artists. Jonathan has 20 years’ experience as an arts educator, writer, critic and editor. He was the Founding Director of the Center for Business & Management of the Arts at Claremont Graduate University and of Sothebys Institute of Art-Los Angeles, a Contributing Editor of ArtReview, and a Board Member of Defy Ventures. He has written extensively on contemporary art and artists for several publications, and has contributed numerous essays for museum and gallery catalogues and exhibitions.

Andre Bodson is a global Technology and Fine Arts executive, with over 30 years’ experience in structuring and scaling businesses for industry leaders such as Bonhams, Hewlett-Packard and Dell Technologies. Most recently, as Bonhams’ first Chief Transformation Officer, he led the acquisition of several iconic auction houses across Europe and the US. These acquisitions, combined to the company’s digital transformation efforts, helped drive Bonhams to an all-time high $1.2B hammer in 2023, with over 50% of its revenue generated online. Andre previously led the Central & Eastern Europe, Middle East and Africa region for HP, a $6B technology business. Prior to that, he oversaw the Western Europe region for Dell. A graduate of Sciences Po in Public Administration and the Sorbonne Business School with a Master’s in finance, Andre is also an alumnus of the Advanced Management Programme at INSEAD.

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Asset Manager

Our day-to-day operations are managed by the Asset Manager. The Asset Manager performs its duties and responsibilities pursuant to the Operating Agreement and Asset Management Agreement. The Asset Manager has the exclusive right and power to manage and operate each Series and Segregated Portfolio, subject to oversight by the Managing Director and the limited voting rights reserved for the Class A Members under the Operating Agreement. The Asset Manager will report to the Company on a semi-annual basis its current and total assets, liabilities and equity and the Company intends to include such amounts in its SEC reports. The Asset Manager’s services are not exclusive to the Company or to any Series and it may render the same or similar services as rendered to us to any person whose business could be deemed competitive.

The following summarizes some of the key provisions of the Asset Management Agreement and is qualified in its entirety by reference to the specific terms of the agreement itself which is included as Exhibit 6.1 to the Offering Statement.

Services. The following services will be rendered by the Asset Manager under the Asset Agreement:

Asset Based Services. The Asset Manager shall directly, or indirectly through one or more affiliates or third parties, engage and maintain personnel for the purpose of providing the following Asset Based Services to Series and SP:

(a)	maintaining storage, security and safekeeping of the Series Asset;

(b)	maintaining asset-level insurance requirements for the Series Asset;

(c)	managing transport for the Series Asset in the ordinary course of business, including, for Artwork of other physical collectibles, the display and exhibition thereof;

(d)	research services concerning the provenance and authenticity of the Artwork or other Series Asset, as applicable;

(e)	appraisal and valuation services other than in connection with the possible sale of the Series Asset;

(f)

as applicable to a particular Series, producing and distributing to Investors, subject to copyright and other intellectual property limitations, a high resolution digital image of the Series Asset suitable for framing and display in the Investor’s home personal residence or other personal use for non-commercial purposes;

(g)

preparing any reports and accounts, including any ”Blue Sky” filings required in order for the Class A Shares to be made available for sale in certain states and any annual audit of the accounts of the Series and SP, on a consolidated basis, and of the Issuer, on a consolidated basis with each of its Series, the SPC and the SPs, and any reports to be filed with the SEC including periodic reports on Forms 1-K, 1-SA and 1-U; and

(h)	other services deemed necessary or appropriate by the Asset Manager at its discretion to maintain the Series Asset.

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Entity Based Services. The Asset Manager shall directly, or indirectly through one or more affiliates or third parties, engage and maintain personnel for the purpose of providing the following Entity Based Services to Series and SP:

(a)	oversight and management of the AShareX Platform and the Offering process to determine winning bidders among the investor group and the allocation of Class A Shares in Series;

(b)	management of preparation and filing of SEC, FINRA, state and other regulatory filings;

(c)	banking, financial, accounting and bookkeeping services, including retention of an auditor for the Issuer;

(d)	record-keeping, shareholder registrar, investor relations and regulatory compliance;

(e)	forming and operating in the ordinary course the Company, each Series and SP;

(f)	tax preparation and reporting services;

(g)	accounts payable management;

(h)	selecting and negotiating insurance coverage for each SP and Series;

(i)	maintaining the membership ledger for the Company and each Series and coordinating activities of the Company’s Transfer Agent, Escrow Facilitator and related parties;

(j)	software services;

(k)	oversight and provision of content for the Investor Platform;

(l)	maintenance of contractual agreements with key service provides such as Dalmore, North Capital, the Escrow Facilitator and the Transfer Agent; and

(m)	routine legal and professional transactional services in the ordinary course.

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Extraordinary Services. At the direction of the Managing Member, the Asset Manager shall render services that are not routine or ordinary and hence are considered to be “Extraordinary Services,” including:

(a)	negotiation of terms of the sale of the Series Asset and the execution thereof;

(b)	obtaining appraisals and statements of condition relating to the Series Asset in connection with a sale transaction;

(c)	administrative services in connection with the dissolution and liquidation or winding up of SP and Series;

(d)

managing litigation, indemnification, regulatory investigations or proceedings, judicial proceedings or arbitration, including the defense and or settlement of any claims (regardless of whether or not any Company Group Member is named as a defendant or party in any such claim);

(e)	conservation, restoration (as deemed necessary by the Asset Manager), reframing and other expenditures that increase the value of the Series Asset;

(f)	any withholding, property tax, gross receipts, sales, use, VAT or income taxes imposed on the Series or SP as a result of their income, property values, receipts, earnings, investments or withdrawals;

(g)	other non-routine or extraordinary services not described above as Asset Based Services or Entity Based Services.

Compensation. In return for the services and the payment of the Offering Expenses not paid by the Managing Member, and all of the Operating Expenses (as defined below) of the Company Group Members, the Asset Manager shall be paid an agreed-upon fee (the “Sourcing Fee”), which, for Series 10 and Series 11 is equal to six percent (6%) of the Purchase Price of the Artwork (namely, the sum of the “Hammer Price” and the “Buyer’s Premium” as described above). In addition to the foregoing:

(a) In connection with an Auction of the Series Asset, the Asset Manager may receive a portion of the Buyer’s Premium received by the Auction House (even if the Series is not the purchaser of the Series Asset).

(b) If the Managing Member elects to sell the Series Asset without engaging a third-party intermediary, the Asset Manager may charge the buyer of the Series Asset a reasonable fee not to exceed the lowest published Buyer’s Premium charged by Sotheby’s, Christie’s or Bonhams in effect at such time. Similarly, if the Managing Member elects to sell the Series Asset in a private sale without engaging a third-party intermediary, the Asset Manager may charge the associated Series a customary commission or fee for effecting the sale of the Series Asset (but only if a third party is not also receiving a similar commission or fee in the transaction). From time to time, the Managing Member or Asset Manager may elect to share with a third party any commission received by the consignor in connection with the sale of the Series Asset on behalf of the Series.

(c) If the Managing Member elects to sell the Series Asset in an auction or private sale with engaging an auction house or third-party intermediary, the auction house or third-party intermediary may charge the Series or the buyer of the Series Asset a reasonable fee. The Asset Manager or Managing Member may enter into an agreement with the auction house or third-party intermediary to share such commission.

(d) The Asset Manager may receive a reasonable fee for its services in overseeing the display or exhibition of Artwork or other collectibles in a gallery, museum or exhibition space, payable solely by the exhibitor.

(e) For each trade of Class A Shares on the Trading Platform, when available, we anticipate that the Asset Manager will receive a fee equal to 3% of the offering price of the shares subject to the trade, paid 1.5% by each of the buyer and seller to the trade. As the Trading Platform is not yet available, these fees are subject to modification.

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Funding and Reimbursement of Expenses. In consideration for the compensation it receives under the Asset Management Agreement, the Asset Manager shall pay, and not be reimbursed by any of the Company Group Members for, (a) any costs or expenses associated with the Asset Based Services and Entity Level Services (referred to herein as the “Operating Expenses”), and (b) any Offering Expenses (excluding those Offering Expenses payable by the Managing Member). Offering Expenses include any expenses directly associated with the Offering such as the fees of North Capital, the Escrow Facilitator and Transfer Agent for services rendered in respect of the Offering, legal, accounting and auditing costs associated with the Offering, and SEC, FINRA and state registration and filing fees in respect of the Offering. The Asset Manager will not be required to pay, and if paid will be reimbursed by the associated Series and SP for, any costs or expenses associated with Extraordinary Services, as described above, or any item not considered an Offering or Operating Expense (an “Extraordinary Expense”). Examples of Extraordinary Expense may include costs associated with a sale of the Series Asset (including funding any royalty obligation owed to a third party), litigation, indemnification or sales tax (to the extent not paid at the time of the Offering). If not reimbursed within thirty (30) days of invoice, such Extraordinary Expense shall be treated as a loan by the Asset Manager to the Series or SP, as applicable, bearing interest at the Prime Rate plus two (2) percentage points, from the date the cost or expense was invoiced until the date it is fully paid. Any such loan shall be repaid by the Series or SP from the proceeds received upon a sale of the Series Asset, if not paid earlier, including through the potential issuance of additional Class A Shares.

Display Rights. The Asset Manager, at the directive of the Managing Member, shall have the right to display or exhibit a Series Asset by lending or leasing it to museums, galleries or private parties so long as the Managing Member reasonably believes that such exposure increases or enhances the value, profile, public awareness or appeal of the Series Asset; provided that the museum, gallery or private party covers all of the expenses associated with the display or exhibition (or, if not, such expenses are paid for by the Asset Manager), and the Asset Manager’s reasonable fees in overseeing the transaction on behalf of the Company.

Termination. The Holders of the Class A Shares of any Series, voting as a group, may terminate the Asset Management Agreement and the Asset Manager’s services thereunder upon approval of the matter by the holders of 66.66% of the Class A Shares of all the Series in the aggregate, weighting each Series based on the aggregate Offering Price of the Class A Shares issued by such Series in comparison to the aggregate Offering Price of the Class A Shares issued by all Series, upon a non-appealable judicial determination that the Asset Manager or the Managing Member has committed fraud or intentional misconduct.

Amendments. Amendments to the Asset Management Agreement may be proposed only by or with the consent of the Asset Manager or Managing Member, provided that any amendment that would be adverse or detrimental to the interests of a Series or SP must be approved by a Majority Vote.

Asset Manager as Auctioneer

The Asset Manager is also bonded in California to act as an auctioneer and may perform such function at select Auctions in exchange for compensation. Compensation will be based on a percentage of Hammer Price, consistent with industry practices. If the Asset Manager or any related party is to act as auctioneer at an Auction, its role will be clearly disclosed to the bidders and potential investors.

Limited Liability and Indemnification of the aShareX Parties and Others

The Operating Agreement limits the liability of the aShareX Parties, including the Managing Member, the Asset Manager, and their respective directors, officers, direct and beneficial owners, and persons serving in a similar capacity for, and none of such parties shall be liable to any of the Company Group Members or their affiliates or any Holder of Class A Shares for, any action taken or omitted to be taken by such persons with respect to the Company Group Members or any of their affiliates, including any negligent act or failure to act, except in the case of a liability resulting from any of the foregoing person’s fraud or intentional misconduct as judicially determined by a non-appealable judgment. With the prior consent of the Managing Member, any of the foregoing persons, the Company Group Members or any of their affiliates may advance to such person the fees and costs for their defense should a claim be made, with such obligation to be allocated to the entity to which the claim is most associated, and any such expense or cost would be an Extraordinary Expense to be funded as a loan by the Managing Member or by another commercial lender. The foregoing limitations on liability reduce the remedies available to the Holders of the Class A Shares for actions taken which may negatively affect the Company, the Series or its affiliates. Insofar as the foregoing provisions permit indemnification of aShareX and its affiliates controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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MANAGEMENT COMPENSATION

The Managing Member and Asset Manager will receive certain fees from each Series for services relating to it and its Segregated Portfolio, including for the acquisition, safekeeping and sale of the Series Asset. For the year ended December 31, 2023, Series 10 owed the Manager an aggregate of $1,311 in compensation, consisting of a $576 Sourcing Fee totaling and $735 representing its share of the Buyer’s Premium. For the years ended December 31, 2024 and December 31, 2025, no amounts were owed to the Manager from Series 10 or Series 11. The amounts due are unsecured, non-interest bearing and due on demand.

The items of compensation are summarized below.

MANAGING MEMBER
Form of Compensation and Expense Reimbursement	Determination of Amount	Estimated Amount
Class B Shares

In consideration for funding the fee and other expenses payable to the Broker upon the Closing of an Offering, or the costs and expenses incurred in connection with any Offering that is not completed, the Managing Member will be issued 1,000 Class B shares in each Series, representing a 10% interest in the associated Series Asset’s appreciation in value over its initial Purchase Price. If the Class B Shares are all converted into Class A Shares of the Series prior to the sale of the Series Asset, which the Managing Member may choose to do in its sole discretion, the Managing Member will receive Class A Shares according to a formula set forth in our Operating Agreement which generally equates to 10% of the appreciation in the per share price of the Class A Shares in excess of their original sales price pursuant to this Offering.

The appreciation in value over its initial Purchase Price cannot presently be determined.

Reimbursement for Extraordinary Expenses

Extraordinary Expenses, defined to mean expenses other than Offering Expenses and Operating Expenses relating to the Company Group Members, will, at the election of the Managing Member, be funded by (i) the Managing Member as a loan to the Company bearing interest at two percentage points above the Prime Rate, or (ii) a commercial lender. Any such loans shall be payable upon the sale of the Series Asset or, at the election of the Managing Member, through proceeds raised upon the issuance of additional Class A Shares. The Managing Member and Asset Manager will be reimbursed for any costs they directly incur (without markup) in rendering services to address the matter giving rise to the Extraordinary Expenses (e.g., litigation, indemnification or sales tax (to the extent not paid at the time of the Offering)), including an allocable portion of compensation expense for any personnel dealing directly with the matter based on the hours expended in such effort, provided that no such reimbursable amounts shall exceed those that would be charged by a third party with comparable experience and expertise.

The amount of interest payable to the Managing Member for any loan related to Extraordinary Expenses cannot presently be determined.

Conduct of Auction

The Asset Manager may conduct an Auction itself with a Series Asset it has sourced and holds on consignment from the Seller. Bidders registered with the Company will bid at the Auction through use of the AShareX Platform and the only difference is that the Asset Manager and not a more traditional Auction House is conducting the Auction. If the Series Asset is purchased by the bidders, and Class A Shares issued in the associated Series, the Asset Manager will receive a standard Buyer’s Premium and, if applicable, Seller’s Commission for selling the Series Asset. The terms of the Auction will be at least as favorable to the bidders as those offered by the major Auction Houses and the fees payable to the Asset Manager will be in line with the compensation payable to such Auction Houses. Upon successful completion of an auction conducted by the Asset Manager, it will receive a commission based on a percentage of the Hammer Price.

The amount cannot be determined at this time as it is dependent on whether the Managing Member will conduct an Auction in its own capacity.

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ASSET MANAGER
Form of Compensation and Expense Reimbursement	Determination of Amount	Estimated Amount
Sourcing Fee

In exchange for attending to the day-to-day operations of the Series and its related SP and funding all of their Operating Expenses and certain of their Offering Expenses, the Asset Manager will receive a specified Sourcing Fee equal to, for Series 10 and Series 11, 6% of the Purchase Price of the Artwork.

The amount of the Sourcing Fee cannot be determined at this time.
Transfer Fee Payable upon Sale of Class A Shares on the Trading Platform

In partial consideration for it rendering the services required under the Asset Management Agreement, and funding all of the Operating Expenses, including the fees of the Escrow Facilitator, the Transfer Agent and North Capital for use of its Trading Platform, when available, it is anticipated that the Asset Manager will receive a transfer fee upon any sale of the Class A Shares on the Trading Platform or other secondary trading platform equal to 3% of the Offering Price of the shares subject to the trade, payable 1.5% by each of the buyer and seller to the trade.

These amounts cannot presently be determined.
Buyer’s Premium – Auctions conducted by an Auction House

The Auction House will pay to the Asset Manager a portion of the Buyer’s Premium it receives upon the sale of the associated Series Asset at the Auction in which potential investors participate in bidding through the AShareX Platform, even if the Investors do not submit the Winning Bid for the Series Asset. Such portion is based on a variety of factors, including the ultimate price paid for the Series Asset. The Buyer’s Premium is determined through a standard formula charged by the Auction House and thus any portion paid to the Asset Manager does not increase the Purchase Price paid by the Investors for the Series Asset or otherwise result in an additional cost to the Investors.

The Managing Member received $735 in Buyer’s Premium for the Series 10 Offering and $18,000 in Buyer’s Premium for the Series 11 Offering.
Disposition of the Artwork without a Third-Party Intermediary

The Managing Member may determine to sell the Series Asset without engaging an Auction House or other third-party intermediary if commercially reasonable to do so, in which event, it or the Asset Manager may charge the buyer of the Series Asset a reasonable fee not to exceed the lowest published Buyer’s Premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

The amount cannot be determined at this time.
Fee Payable upon Display or Exhibition of the Series Asset	The Asset Manager may receive a reasonable fee for its services in overseeing the display or exhibition of the Series Asset in a gallery, museum or exhibition space, payable solely by the exhibitor.	The amount cannot be determined at this time.

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Compensation of Board Members, Advisory Board Members and Executive Officers

None of the Company Group Members have any employees, nor do they intend to hire any employees who will be compensated directly by such entities. Each of the Managing Member’s and Asset Manager’s directors and officers receive compensation for his or her services from aShareX, the Managing Member or Asset Manager without reimbursement from any of the Company Group Members.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following discussion sets forth information about the current beneficial ownership of the Company and Series as of the date of this Annual Report for:

•	Each Person known to us to be the beneficial owner of more than 10% of the Class A Shares entitled to vote;
•	Each named executive officer;
•	Each member of the Board of Directors; and
•	All of the executive officers and members of the Managing Member as a group.

The address for each such Person is in care of aShareX Series LLC, 10990 Wilshire Blvd., Suite 1150, Los Angeles, California 90024.

The Managing Member is currently the only member of the Company and holds all of its membership interests. The Managing Member will initially be the only member of each Series holding 1,000 Class B Shares, and the Managing Member currently is the only member of each Series holding Class B Shares. The Series' Class B Shares entitle the Managing Member to 10% of the appreciation in value of the associated Artwork over its Purchase Price. The Class B Shares can be converted, in the Managing Member’s sole discretion, into Class A Shares pursuant to the formula in the Operating Agreement resulting in the issuance of shares having a market value equal to 10% of the increase in the aggregate per share price of the Series’ Class A Shares following the associated Offering. Since the conversion to Class A Shares is contingent solely on value or share price appreciation, it cannot be currently determined if the Managing Member, or indirectly its beneficial owners, will acquire any Class A Shares through conversion. As of the date hereof, the Managing Member has only received Class B Shares of previously offered Series and has not converted any such shares to Class A Shares.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There have been no transactions since our inception, or any currently proposed transaction, in which we were or are to be a participant and where the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets since inception, and in which any related person, including any of our directors, officers or holders of more than 10% of the Class A Shares of any Series, had or will have a direct or indirect material interest (other than compensation described above under “Management Compensation”).

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Risks Relating to Potential Conflicts of Interest

The following describes some of the important areas in which the interests of the Management Member or Asset Manager may conflict with those of the Company.

Investors May Face Risks Associated with Conflicts of Interest. The Managing Member has substantially complete discretion to determine the terms upon which the Series Assets will be sold, and it may decline to sell the Series Asset of a particular Series prior to the earliest year following acquisition in which Class A Members may vote on such sale notwithstanding the desire of the Class A Members of the Series to effect such transaction to capture near term gains. The Managing Member may have economic incentives or disincentives to sell the Series Assets that are misaligned with the interests of Class A Members. Moreover, the Asset Manager is liable to fund Offering and Operating Expenses in excess of the Sourcing Fee, and, accordingly, the Asset Manager is incentivized to minimize expenses for items such as insurance and storage of the Series Asset even though additional expenditures might provide greater protection to preserve the Series Asset or mitigate against loss. The Managing Member has complete discretion whether to loan funds to a Series to pay for Extraordinary Expenses and may act in its self-interest in doing so. Finally, the Managing Member may encourage the Class A Members of a Series to approve a sale of the Series Asset prematurely in order to capture near-term gains, 10% of which inure to the benefit of the Class B Shares, and eliminate further Operating Expenses for which the Asset Manager is responsible. Accordingly, while the interests of the Asset Manager and Managing Member are aligned with those of the Class A Members in using commercially reasonable efforts to maximize the Series Asset’s appreciation and capture the most favorable sales terms, there nevertheless exist conflicts of interest as to the timing of the sale and no assurance can be given that any such conflicts will be resolved in a manner favoring the Class A Members.

Although the Managing Member will Own Class B Shares Representing 10% of a Series Asset’s Value Appreciation, the Managing Member may sell its Shares or there may be a Change of Control of aShareX. The Managing Member will own 1,000 Class B Shares in each Series representing a 10% interest in the amount by which the Series Asset appreciates over its Purchase Price. The Managing Member has no restrictions on the sale or disposition of its Class B Shares, or the Class A Shares received upon their conversion, other than restrictions imposed by applicable securities laws. Accordingly, the alignment that will exist upon the Closing of the Offering between the Managing Member and the Class A Members may not exist in the future. If the Managing Member sold a significant portion of its Class B Shares, or if there was a change in control of aShareX, the interests of the Managing Member and Asset Manager may differ significantly from those of the Class A Members.

The Managing Member, Asset Manager and other aShareX Parties will have other Business Interests and Obligations to other Entities, including Interests and Obligations Relating to the Series Assets. aShareX expects to engage in other business activities, including other activities relating to the Series Assets. aShareX may buy and sell other works of art, collectibles or other alternative assets and establish other entities to engage in similar activities. None of aShareX, the Managing Member, the Asset Manager or any other aShareX Party will be required to manage the Company or any Series as their sole and exclusive function. They may have other business interests and will engage in other activities in addition to those relating to the Company and the Series. We are dependent on these persons to successfully operate our day-to-day operations, their other business interests and activities could divert time and attention from operating our business.

ITEM 6. OTHER INFORMATION

Not applicable.

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ITEM 7. FINANCIAL STATEMENTS

aShareX Series LLC

A DELAWARE SERIES LIMITED LIABILITY COMPANY

CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024

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aShareX Series LLC

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To the Members of

aShareX Series LLC

Los Angeles, CA

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of aShareX Series LLC (the “Company”) on a consolidated basis, which comprise the consolidated balance sheets of the Company as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in members’ equity/(deficit), and cash flows for the years then ended, and the related notes to the consolidated and consolidating financial statements. We have audited the accompanying financial statements of each listed Series of the Company, which comprise each listed Series’ balance sheets as of December 31, 2025 and 2024, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for the years then ended for each listed Series, and the related notes to each listed Series’ financial statements.

In our opinion, the consolidated financial statements and each Series’ financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025 and 2024, the financial position of each listed Series as of December 31, 2025 and 2024, the results of the Company’s consolidated operations and its cash flows for the years then ended, and the results of each listed Series’ operations and cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements section of our report. We are required to be independent of the Company and each listed Series and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s and Each Listed Series’ Ability to Continue as a Going Concern

The accompanying consolidated financial statements and each listed Series’ financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated financial statements, the Company and each listed Series have lacked liquid assets, have had limited cash, and have not generated revenues nor profits since inception. The Company has incurred consolidated net losses of $95,866 and $251,613 for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025 and 2024, the Company had a consolidated accumulated deficit of $377,955 and $282,089, respectively. The Company and each listed Series are reliant upon its manager to fund its current and future obligations. These factors, among others, raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements and each listed Series’ financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements and Each Series’ Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements and each listed Series’ financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern within one year after the date that the consolidated financial statements and each listed Series’ financial statements are available to be issued.

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

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Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole as of December 31, 2025 and 2024 and for the years then ended and each listed Series’ financial statements as of December 31, 2025 and 2024 and for the years then ended are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements or each Series’ financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements and each listed Series’ financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements and each listed Series’ financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control or each listed Series’ internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements and each listed Series’ financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

June 29, 2026

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

31

aShareX Series LLC (f/k/a aShareX Fine Art, LLC) CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS AS OF DECEMBER 31, 2025 AND DECEMBER 31, 2024

	December 31, 2025				December 31, 2024
	Series 10	Series 11	Unallocated	Consolidated	Series 10	Series 11	Unallocated	Consolidated
ASSETS
Current assets:	$-	$-	$100	$100	$-	$-	$100	$100
Cash	-	-	100	100	-	-	100	100
Total current assets	9,600	138,000	-	147,600	9,600	138,000	-	146,000
Artwork	$9,600	138,000	$100	147,700	$9,600	$138,000	$100	$147,700
Total Assets

LIABILITIES AND MEMBERSHIP EQUITY (DEFICIT)
Current liabilities
Accounts Payable	$-	$-	$500	$500	$-	$-	$9,882	$9,882
Total liabilities	-	-	$500	500	-	-	9,882	9,882

Members’ equity/(deficit):
Class A Shares, 8,000 Series 10 shares issues and outstanding as of both December 31, 2025 and 2024. 2500,000 Series 11 shares issued and outstanding as of both December 31, 2025 and 2024 Accumulated deficit	10.177	146,280	-	156,457	10,177	146,280	-	156,457
Class B Shares, 1,000 Series 10 shares issued and outstanding as of both December 31, 2025 and 2024. 1,000 Series 11 shares issues and outstanding as of both December 31, 2025 and 2024	68,560	68,994	231,144	368,698	66,414	48,855	148,181	263,450
Accumulated deficit	(69,137)	(77,274)	(231,544)	(377,955)	(66,991)	(57,135)	(157,963)	(282,089)
Total member’s equity/(deficit)	9,600	138,000	(400)	147,200	9,600	138,000	(9,782)	137,818
Total liabilities and member’s equity/(deficit)	$9,600	$138,000	$100	147,700	$9,600	$138,000	$100	$147,700

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

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aShareX Series LLC (f/k/a aShareX Fine Art, LLC) CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	December 31, 2025				December 31, 2024
	Series 10	Series 11	Unallocated	Consolidated	Series 10	Series 11	Unallocated	Consolidated
Revenues:	$-	$-	$-	$-	$-	$-	$-	$-
Cost of revenues	-	-	-	-	-	-	-	-
Gross Profit	-	-	-	-	-	-	-	-

Operating expenses`
Legal and professional fees	1,196	17,208	50,327	68,731	35,288	12,552	10,633	58,473
Sourcing fees	-	-	-	-	-	8,280	-	8,280
Sales and marketing	-	-	10,000	10,000	-	16,000	-	16,000
Write off of deferred offering costs	-	-	-	-	-	-	142,081	142,081
Other operating expenses	950	2,931	13,254	17,135	1,227	20,303	5,249	26,779
Total operating expenses	2,146	20,139	73,581	95,866	36,515	57,135	157,963	251,613

Net loss	$(2,146)	$(20,139)	$(71,581)	$(95,866)	$(36,515)	$57,135	$(157,963)	$(251,613)

Weighted average membership interests	8,000	250,000	N/A	N/A	8,000
Net loss per membership interest	$(0.27)	$(0.08)	N/A	N/A	$(4.56)	$(0.43)	N/A	N/A

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

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aShareX Series LLC (f/k/a aShareX Fine Art, LLC) CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/ (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Series 10			Series 11			Unallocated			Consolidated
	Members’ Capital	Accumulated Deficit	Total Members’ Equity/(Deficit)	Members’ Capital	Accumulated Deficit	Total Members’ Equity/(Deficit)	Members’ Capital	Accumulated Deficit	Total Members’ Equity/(Deficit)	Members’ Capital	Accumulated Deficit	Total Members’ Equity/(Deficit)
Balances at December 31, 2023:	$40,177	$(30,476)	$9,701	$-	-	$-	$175,294	$-	$175,294	$215,470	$(30,476)	$184,995
Class A Member contributions from offering	-	-	-	146,280	-	146,280	-	-	-	146,280	-	146,280
Offering Costs	(1,303)	-	(1,303)	(70,714)	-	(70,714)	-	-	-	(72,017)	-	(72,017
Deemed contribution from Manager	37,717	-	37,717	119,569	-	119,569	(27,113)	-	(27,113)	130,171	-	130,171
Net loss	-	(36,155)	(36,515)	-	(57,135)	(57,135)	-	(157,963)	(157,963)	-	(251,613)	(251,613)
Balances at December 31, 2024	76,591	(66,991)	9,600	195,135	(57,135)	138,000	148,181	(157,963)	(9,782)	419,907	(282,089)	137,818
Deemed contributions from Manager	2,146	-	2,146	20,139	-	20,139	82,963	-	82,963	105,248	-	105,248
Net loss	-	(2,146)	(2,146)	-	(20,139)	(20,139)	-	(73,581)	(73,581)	-	(95,866)	(95,866)
Balances at December 31, 2025	$78,737	$(69,137)	$9,600	$215,274	$(77,274)	$138,000	$231,144	$(231,544)	$(400)	$525,155	$377,955)	$147,200

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

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aShareX Series LLC (f/k/a aShareX Fine Art, LLC) CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	December 31, 2025				December 31, 2024
	Series 10	Series 11	Unallocated	Consolidated	Series 10	Series 11	Unallocated	Consolidated
Cash flows from operating activities:
Net loss	$(2,146)	$(20,139)	$(73,581)	$(95,866)	$(36,515)	$(57,135)	$(157,963)	$251,613)
Adjustments to reconcile net loss to net cash provided by (used in operating activities	2,146	20,139	73,851	95,866	36,515	46,711	15,882	99,108
Operating expenses incurred as deemed contributions from Manager	-	-	9,383	9,381	1,202	70,714	(42,995)	28,921
Offering costs charged to members’ equity and deemed contributions from Manager	-	-	-	-	-		142,081	142,081
Write off of deferred offering costs	-	-	-	-	-		33,213	33,213
Sourcing fees due to related party	-	-	-	-	-	8,280	-	8,280
Buyers premium due to related party	-	-	-	-	-	18,000		18,000
Accounts payable	-	-	(9,383)	(9,383)	(8,865)	-	9,882	1,017
Net cash provided by/(used in) operating activities	-	-	-	-	(7,663)	86,570	100	79,007
Cash flows from investing activities:
Purchase of artwork	-	-	-	-	-	(116,734)	-	(116,734)
Net cash provided by/(used in) investing activities	-	-	-	-	-	(116,734)	-	(116,734)
Cash flows from financing activities:
Class A Member contributions from offering	-	-	-	-	-	146,280	-	146,280
Repayments to related party	-	-	-	-	(1,311)	(45,402)		(46,713)
Collection of subscription receivable	-	-	-	-	10,177	-		10,177
Offering costs	-	-	-	-	(1,303)	(70,714)		(72,017)
Net cash provided by/(used in) financing activities	-	-	-	-	7,563	30,164	-	37,727
Net change in cash:	-	-	-	-	(100)	-	100	-
Cash at beginning of period	-	-	-	-	100	-		100
Cast at end of period	$-	$-	$100	$100	$-	$-	$100	$100

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-	$-	$-
Cash paid for interest	$-	$-	$-	$-	$-	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Artwork included in due to related party	$-	$-	$-	$-	$-	$21,266	$21,266	$21,266
Offering costs incurred as deemed contributions from Manager	$-	$-	$9,383	$9,383	$1,202	$70,714	$28,921	$28,921

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

35

aShareX Series LLC (f/k/a aShareX Fine Art, LLC) NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS AS OF DECEMBER 31, 2025 AND 2024 AND FOR THE YEARS THEN ENDED

NOTE 1: NATURE OF OPERATIONS

aShareX Series LLC (f/k/a aShareX Fine Art, LLC) (the “Company”) is a Delaware series limited liability company formed on January 13, 2023 under the laws of Delaware. The Company was formed to permit public investment in museum quality art, each of which will be held by a separate series of the Company established for such purpose (each a “Series”). Each Series established by the Company will own museum quality, investment grade art (the “Artwork”). The Artwork was identified by the Company from collections being sold through auctions (each, an “Auction”) to be conducted by established and highly reputable auction houses (each, an “Auction House”) or by the Company itself.

On July, 2025, pursuant to a Certificate of Amendment filed with the State of Delaware, the Company changed its legal name from aShareX Fine Art, LLC to aShareX Series LLC. In connection with this change, the names of certain Series were also updated as follows:

•	aShareX Fine Art Series 10 was renamed to aShareX Series 10
•	aShareX Fine Art Series 11 was renamed to aShareX Series 11

These changes were administrative in nature and did not impact the Company’s financial position, results of operations, or cash flows. Prior period amounts have been updated to reflect the current naming convention for consistency of presentation.

As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law. The Company is currently owned 100% by aShareX Holdings, LLC (the “Manager” or “Managing Member”) and management services are performed on its behalf by aShareX Management, LLC (“AM” or “Asset Manager”). Both entities are 100% owned by aShareX, Inc.

On October 30, 2023, the Company designated a new series, aShareX Series 10 (f/k/a aShareX Fine Art Series 10), to consummate an offering resulting in the purchase of a print of Angel (2014) by Ed Ruscha (the “Series 10 Artwork”) at an auction held on November 29, 2023. The Series 10 Artwork was acquired through the Company’s issuance of 8,000 Class A Shares associated with Series 10 to investors in consideration for their funding $10,177 to acquire the Series 10 Artwork and to pay the related sourcing fee (together this and Series 11 sourcing fee are hereunder referred to as “Sourcing Fee”). Title to the Series 10 Artwork will be held by aShareX Fine Art 10 SP, a Cayman Islands segregated portfolio (“SP 10”), and Series 10 will hold all of the interests in SP 10.

On February 9, 2024 the Company formed aShareX Series 11 (f/k/a aShareX Fine Art Series 11) to offer a collection of eight artworks from Jennifer & Kevin McCoy, Imo Nse Imeh, Wilfred Ukpong, Emerald Rose Whipple, Servane Mary, and Maria Gaspar (the “Series 11 Artwork”) at an auction held on May 2, 2024. The Series 11 Artwork was acquired through the Company’s issuance of 250,000 Class A Shares associated with Series 11 to investors in consideration for their funding $146,280 to acquire the Series 11 Artwork and to pay the related Sourcing Fee. Title to the Series 11 Artwork will be held by aShareX Fine Art 11 SP, a Cayman Islands segregated portfolio company (“SP 11”), and Series 11 will hold all of the interests in SP 11.

See Independent Auditor’s Report.

36

aShareX Series LLC (f/k/a aShareX Fine Art, LLC) NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS AS OF DECEMBER 31, 2025 AND 2024 AND FOR THE YEARS THEN ENDED

As of December 31, 2025, the Company has commenced limited operations. Once the Company commences its planned principal operations, its normal operating expenses are to be paid by AM. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to continue the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company and its Series conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted a calendar year as its fiscal year.

Principles of Consolidation

These consolidated and consolidating financial statements include the accounts of the Company and its Series required to be consolidated under generally accepted accounting principles. Separate financial statements are presented for the Series. All inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of the consolidated and consolidating financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Significant Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the United States and other countries that the Company operates in a host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, or competition. These adverse conditions could affect the Company’s financial condition and the results of its operations. The Company is subject to customary risks and uncertainties associated with development of new technology and operating a business, including, but not limited to, the need for protection of intellectual property dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

Cash Equivalents and Concentration of Cash Balance

The Company and its Series consider all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

See Independent Auditor’s Report.

37

aShareX Series LLC (f/k/a aShareX Fine Art, LLC) NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS AS OF DECEMBER 31, 2025 AND 2024 AND FOR THE YEARS THEN ENDED

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar Level techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated and consolidating balance sheets approximate their fair value.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers,” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods and services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

•	identification of a contract with a customer;
•	identification of the performance obligations in the contract;
•	determination of the transaction price;
•	allocation of the transaction price to the performance obligations in the contract; and
•	recognition of revenue when or as the performance obligation is satisfied.

Revenues are expected to be derived from the sale of each Artwork in the associated Series, with the buyer of an Artwork being a “customer” for purposes of ASC Topic 606.

See Independent Auditor’s Report.

38

aShareX Series LLC (f/k/a aShareX Fine Art, LLC) NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS AS OF DECEMBER 31, 2025 AND 2024 AND FOR THE YEARS THEN ENDED

No revenue has been earned or recognized by the Company or its Series for the years ended December 31, 2025 and 2024.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

All offering expenses in connection with any initial offering will be borne by the Manager and/or AM, whether the offering is successful or not, including the broker fees due to Dalmore, and they shall not be paid by the Series from the net proceeds of the offering. None of these offering expenses are reimbursable by any member of the Company. AM will use part of the Sourcing Fee payable by each Series upon a successful offering to pay for its share of such offering expenses.

Deferred Offering Costs

The Company and its Series comply with the requirements of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. All offering expenses and costs (whether the offering is successful or not) are borne by the Manager and/or AM, and not the Company or any Series. All expenses of each Series and the segregated portfolio from ordinary day to day operations, including the storage, insurance and transportation of the Artwork, accounting and tax preparation fees, SEC and state registration and filing fees, and other governmental filings, are borne by AM in consideration for payment by the Series of a sourcing fee (the “Sourcing Fee”) based on a percentage of the purchase price for the Artwork upon completion of the associated offering. AM will also use the Sourcing Fee to pay for all offering expenses other than the fees and other expenses payable to the broker (“Broker Fees”) which are paid by the Managing Member.

As of December 31, 2023, the Company had capitalized $175,294 in deferred offering costs, which were incurred by the Manager and recorded as deemed contributions. These costs were held as unallocated on the consolidated financial statements pending the completion of offerings.

During the year ended December 31, 2024, the Series 11 auction was held. Based on the actual capital raised in both Series 10 and 11 offerings, $33,213 of the deferred offering costs was allocated to Series 11 and recorded as reduction in members’ equity/(deficit). The remaining $142,081 in deferred offering costs was not attributable to the completed auctions as the actual capital raised was lower than the originally anticipated offering sizes for the 2023 and 2024 planned offerings, and therefore these costs were associated with abandoned offerings. As a result, the shortfall was treated as unallocable, and the related deferred offering costs were recognized as an unallocated expense in the consolidated and consolidating statement of operations.

As of December 31, 2024 and 2025, no deferred offering costs remain capitalized, as all previously recorded amounts have been either allocated to members’ equity/(deficit) or expensed in prior periods.

See Independent Auditor’s Report.

39

aShareX Series LLC (f/k/a aShareX Fine Art, LLC) NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS AS OF DECEMBER 31, 2025 AND 2024 AND FOR THE YEARS THEN ENDED

Acquisition Costs

The cost of acquiring the Series Artwork will be borne by the Series, including any buyer’s premium payable to the Auction House, the Sourcing Fee payable to AM and any sales or similar taxes if required to be paid.

Artwork

Upon acquisition, the Artwork will be recorded on the Series’ books at its original cost basis—essentially its acquisition cost, including any deposits for the Artwork funded by the Manager and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the Artwork related to each Series incurred prior to the closing, including brokerage and sales fees and commissions, appraisal fees, research fees, transfer taxes, third-party industry and due diligence experts, auction house fees and travel and lodging for inspection purposes. Artwork is determined to have an indefinite life and thus its cost basis is not amortizable or depreciable. The Company reviews the Artwork for impairment in accordance with the requirements of ASC 360-10, Impairment and Disposal of Long-Lived Asset(“ASC 360”).

These requirements obligate the Company to perform an impairment analysis semi-annually and whenever events indicate that the carrying amount of the Artwork might not be fully recoverable. If it is determined that an impairment loss must be recorded it will be calculated based on the difference between the then carrying amount of the Artwork and its estimated fair value. Any such impairment analysis will depend in substantial part on the annual third-party valuation of the Artwork commissioned by the Managing Member.

There is no guarantee that the Artwork is free of any claims regarding title and authenticity (e.g., claims regarding being counterfeit or previously stolen), or that such claims will not arise. The Company will not have complete ownership history or restoration and repair records for all Artwork. In the event of a title or authenticity claim, the applicable Series and the Company may not have recourse against the Artwork seller or the benefit of insurance, and the value of the given Artwork may be diminished.

In November 2023, Series 10 acquired Series 10 Artwork for $9,600. The Company determined that no impairment was necessary as of both December 31, 2025 and 2024.

In June 2024, Series 11 acquired Series 11 Artwork for $138,000. The Company determined that no impairment was necessary as of both December 31, 2025 and 2024.

Allocation Policy

The Manager will allocate revenues and costs among the various Series. Each Series is not expected to recognize any material revenues prior to the sale of its associated Artwork and the revenues realized upon such sale will be allocated to such Series. All expenses of each Series attributable to its ordinary operations will be borne by AM and charged to the Series against deemed contributions. Expenses deemed extraordinary and not attributable to ordinary operations, such as litigation expense, will be borne by each Series to whom the expense is attributable.

See Independent Auditor’s Report.

40

aShareX Series LLC (f/k/a aShareX Fine Art, LLC) NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS AS OF DECEMBER 31, 2025 AND 2024 AND FOR THE YEARS THEN ENDED

Operating Expenses

In consideration for the payment by each Series of the Sourcing Fee to AM upon successful completion of an offering, all expenses of each Series attributable to its ordinary operations will be borne by AM and charged to the Series against deemed contributions. All expenses deemed extraordinary and not attributable to ordinary operations, such as litigation expense or indemnification obligations, will be borne by each Series to whom the expense is attributable. If there are not sufficient cash reserves of, or revenues generated by, a Series to meet its extraordinary expenses, the Manager may: (a) issue additional interests in such Series; (b) obtain third party financing to pay such extraordinary expenses; and/or (c) advance the funds necessary to pay for such expenses at an interest rate equal to 2% over the Wall Street Journal Prime Rate. Any loans or advances made pursuant to clauses (b) and (c) shall become repayable when cash becomes available, typically upon the sale of the associated Artwork.

Subscription Receivable

The Company records membership subscriptions at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a consolidated and consolidating balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to members’ equity on the consolidated and consolidating balance sheet.

Income Taxes

Each Artwork will be owned by a segregated portfolio of a Cayman Islands company which will be treated as a C corporation for U.S. federal income tax purposes. The profit or loss generated by the Cayman Islands (either directly or through its segregated portfolios) should not be subject to tax in the U.S. or Cayman Islands, and should only result in taxable income when the Artwork is sold and the proceeds distributed to the Series who acquired the Artwork. The Company is a limited liability company and each Series is essentially viewed as a disregarded entity for U.S. tax purposes. Accordingly, under the Internal Revenue Code, all taxable income or loss of the Company and each Series flows through to, and is recognized by, their respective members. Therefore, no provision for income tax has been recorded in the consolidated and consolidating financial statements at the master LLC level. The income and expense from each Series is allocated to its members in proportion to their percentage interests in the Series.

Earnings/(Loss) per Membership Interest

Upon completion of an Offering, each Series comply with the accounting and disclosure requirement of ASC Topic 260, "Earnings per Share." For each Series, earnings/(loss) per membership interest (“EPMI”) is computed by dividing net income/(loss) for a particular Series by the weighted average number of outstanding membership interests in that particular Series during the period.

See Independent Auditor’s Report.

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aShareX Series LLC (f/k/a aShareX Fine Art, LLC) NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS AS OF DECEMBER 31, 2025 AND 2024 AND FOR THE YEARS THEN ENDED

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and each listed Series have lacked liquid assets, have had limited cash, and have not generated revenues nor profits since inception. The Company has incurred consolidated net losses of $95,866 and $251,613 for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025 and 2024, the Company had a consolidated accumulated deficit of $377,955 and $282,089, respectively. The Company and each listed Series are reliant upon its manager to fund its current and future obligations. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company and its Series’ ability to continue as a going concern in the next twelve months is dependent upon financing by the Manager and its ability to obtain capital financing from investors. No assurance can be given that the Company will be successful in these efforts. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company or any of its Series be unable to continue as a going concern.

NOTE 4: MEMBERS’ EQUITY/(DEFICIT)

The Company’s operating agreement as it relates to each Series provides for two classes of equity: Class A Shares and Class B Shares.

There will be no Class A Shares outstanding prior to the offering for such Series.

Managing Member will hold 1,000 Class B Shares in each Series that will be issued to it for paying the Broker Fee upon the closing of an offering and for any costs and expenses incurred in connection with any offering that is not completed.

The Class B Shares in each Series equate in value to 10% of the associated Artwork’s appreciation in value over its purchase price. If there is no increase in the value of the Artwork from its purchase price, the Class B Shares will have no value and the entire amount of net sales proceeds distributable upon the sale of the Artwork will be distributed solely to the Class A members.

The Class B Shares in each Series are convertible into the Series’ Class A Shares prior to the sale of the Artwork pursuant to a formula set forth in the Company’s operating agreement. The Class A Shares issued to the Managing Member in such conversion, assuming conversion of all of the Class B Shares, are intended to approximate 10% of the appreciation between the current market price of the Class A Shares at the time of conversion and their aggregate offering price.

The Class A Shares issued by each Series have no voting rights other than to approve (i) amendments to the operating agreement that are materially adverse to their interests, (ii) the removal of the Managing Member and AM for “cause,” or (iii) the sale of the Artwork prior to the eighth year following the date of its acquisition.

See Independent Auditor’s Report.

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aShareX Series LLC (f/k/a aShareX Fine Art, LLC) NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS AS OF DECEMBER 31, 2025 AND 2024 AND FOR THE YEARS THEN ENDED

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion.

The Company does not expect that any Series will generate material revenues or profits until its associated Artwork is sold. At such time, the net sales proceeds will be distributed (i) to the managing Member in payment of the Class B Shares to the extent of 10% of the Artwork’s appreciation in value over its purchase price, and (ii) the balance of the proceeds will be distributed to the Class A Members in proportion to their Class A Shares in the Series. If there is no appreciation in value of the Artwork because the proceeds from the sale are less than the purchase price for the Artwork, the Class B Shares will not receive any distributions and they will all be paid to the Class A Members.

During the period ended December 31, 2023, Series 10 issued an aggregate of 8,000 Class A shares to investors for total contributions of $10,177 pursuant to a Regulation A offering. The contributions were received in January 2024.

During the period ended December 31, 2023, Series 10 issued 1,000 Class B shares to the Managing Member for a contribution of $100.

As of December 31, 2025, Series 10 had 8,000 Class A shares and 1,000 Class B shares issued and outstanding.

During the year ended December 31, 2024, Series 11 issued an aggregate of 250,000 Class A shares to investors for total gross contributions of $146,280. As of December 31, 2025, Series 11 had 250,000 Class A shares and 1,000 Class B shares issued and outstanding.

During the years ended December 31, 2025 and 2024, there was an aggregate of $105,248 and $130,171 in deemed contributions from the Manager, respectively, related to payments of costs it is obliged to pay on the Company’s and its Series’ behalf.

The debts, obligations, and liabilities of the Company and each Series, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company or such Series, respectfully, and no member of the Company or any Series is obligated personally for any such debt, obligation, or liability.

NOTE 5: RELATED PARTY TRANSACTIONS

During the year ended December 31, 2023, in connection with the Series 10 offering, the Company incurred a Sourcing Fee of $576 payable to the Manager. Additionally, in connection with the purchase of the Artwork, Series 10 became obligated to the Manager for $735 related to the buyer’s premium. As of December 31, 2023, Series 10 owed the Manager a total of $1,311. These amounts were unsecured, non-interest bearing, and payable on demand.

See Independent Auditor’s Report.

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aShareX Series LLC (f/k/a aShareX Fine Art, LLC) NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS AS OF DECEMBER 31, 2025 AND 2024 AND FOR THE YEARS THEN ENDED

During 2024, the full balance of $1,311 owed to the Manager by Series 10 was paid. As of December 31, 2024, there were no outstanding amounts due to the Manager with respect to Series 10. During 2024, Series 10 incurred $36,515 in operational expenses and $1,202 in offering costs, which were borne by the Manager and treated as a deemed capital contribution.

During 2024, Series 11 incurred a Sourcing Fee of $8,280 and a buyer’s premium of $18,000 in connection with the acquisition of the Artwork, which were owed to the Manager. Additionally, the Manager paid $21,266 of the acquisition cost of the Series 11 Artwork. Series 11 repaid the Manager all outstanding obligations during 2024 and there were no outstanding amounts due to the Manager with respect to Series 11. During 2024, Series 11 incurred $46,711 in operational expenses and $70,714 in offering costs, which were borne by the Manager and treated as a deemed capital contribution.

During the year ended December 31, 2025, the Company has treated operating expenses incurred on its behalf as deemed contribution from its member, in accordance with the underlying arrangement whereby such expenses are funded by the member. Such expenses have been recognized as deemed contribution only to the extent they have been effectively funded during the year, while amounts outstanding as at the reporting date have been excluded from deemed contribution and are presented as accounts payable.

During the year ended December 31, 2025, Series 10 and 11 incurred operational expenses of $2,146 and $20,139, respectively, and the Company incurred additional unallocated expenses of $73,581. These amounts were paid by the Manager on behalf of the Company and its Series and were accounted for as deemed capital contributions.

These expenses are borne by AM in consideration for payment by the Series of the Sourcing Fee based on the purchase price of the Artwork upon completion of the associated offering. Any expenses not considered to be attributable to ordinary operations are deemed extraordinary expenses. If there are not sufficient cash reserves of, or revenues generated by, a Series to meet its extraordinary expenses, they shall be funded through (a) the issuance of additional interests in the Series; (b) the procurement of third party financing to pay such extraordinary expenses; and/or (c) an advance by the Managing Member or AM of the funds necessary to pay for such expenses at an interest rate equal to 2% over the Wall Street Journal Prime Rate. Any loans or advances made pursuant to clauses (b) and (c) shall become repayable when cash becomes available, typically upon the sale of the associated Artwork.

The Company and each Series are managed by Managing Member. The Managing Member, either directly or through its affiliate AM, will provide each Series with routine operational, administrative, management, advisory, consulting and other services with respect to their respective operations and routine services related to the Artwork, including authentication and valuation services, storage, transportation and insurance. The Managing Member will also provide extraordinary services such as positioning the Artwork for sale, obtaining appraisals, and conversation or restoration work appropriate to increase the value of the Artwork.

The Managing Member will be responsible for directing the investment strategy of the Company and each Series. The Managing Member has a unilateral ability to amend the operating agreement in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the Series in which they are invested.

See Independent Auditor’s Report.

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aShareX Series LLC (f/k/a aShareX Fine Art, LLC) NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS AS OF DECEMBER 31, 2025 AND 2024 AND FOR THE YEARS THEN ENDED

NOTE 6: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 7: COMMITMENTS AND CONTINGENCIES

The Company and each Series may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

Upon each successful offering, each Series will pay to AM a Sourcing Fee based on the purchase price for the associated Artwork. AM, in turn, is obligated to use the proceeds of the Sourcing Fee (and its own funds if such proceeds are exhausted) to pay for all of the ordinary, day-to-day operating expenses of the Series.

NOTE 8: SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated all subsequent events through June 29, 2026, the date the consolidated and consolidating financial statements were available to be issued. There are no material events requiring disclosure or adjustment to the consolidated and consolidating financial statements.

See Independent Auditor’s Report.

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ITEM 8. EXHIBITS

Exhibit No.	Exhibit Description

2.1	Certificate of Formation of aShareX Fine Art, LLC filed with Delaware Secretary of State on January 13, 2023 (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
2.2

Amendment to Certificate of Formation of aShareX Series LLC filed with the Delaware Secretary of State on July 31, 2025 (incorporated by reference to Post-Effective Amendment to the Offering Statement filed on September 16, 2025)

2.3	Second Amended and Restated Limited Liability Company Agreement of aShareX Series LLC (incorporated by reference to Post-Effective Amendment to the Offering Statement filed on December 3, 2025)
3.1	Series Designation for aShareX Series, Series 12 (incorporated by reference to Post-Effective Amendment to the Offering Statement filed on December 23, 2025)
3.2	Series Designation for aShareX Series 11 (incorporated by reference to Post-Effective Amendment to the Offering Statement filed on February 16, 2024)
3.3	Series Designation for aShareX Series 10 (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
3.4	Form of Vote Limiting Certificate (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
4.1	Form of Auction Agreement (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
4.2	Form of Subscription Agreement for aShareX Series 12 (incorporated by reference to Post-Effective Amendment to the Offering Statement filed on December 3, 2025)
4.3	Form of Subscription Agreement for Series 11 (incorporated by reference to Post-Effective Amendment to the Offering Statement filed on February 16, 2024)
4.4	Form of Subscription Agreement for Series 10 (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
4.5	Form of Conditions of Sale Agreement for Auctions hosted by aShareX Management, LLC (incorporated by reference to Post-Effective Amendment to the Offering Statement filed on February 16, 2024)
6.1	Form of Asset Management and Administrative Services Agreement (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
6.2	Form of License Agreement (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
6.3	Broker-Dealer Agreement, dated February 8, 2023, by and between aShareX Series LLC and Dalmore Group, LLC (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
6.4

Consignment Agreement, dated September 17, 2025, by and between aShareX Holdings, LLC and Consignor (incorporated by reference to Post-Effective Amendment to the Offering Statement filed on December 3, 2025) †

6.5

Letter Agreement Amendment to Consignment Agreement, dated December 5, 2025, by and between aShareX Holdings, LLC and Consignor (incorporated by reference to Post-Effective Amendment to the Offering Statement filed on December 23, 2025)

8.1

Form of Escrow Agreement among North Capital Private Securities Corporation, Dalmore Group, LLC and aShareX Series LLC (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)

† In accordance with the Instructions to Item 17 of Form 1-A, certain information has been redacted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ASHAREX SERIES LLC

By: aShareX Holdings, LLC, its Managing Member

By:	/s/ Alan Snyder
Name:	Alan Snyder
Title:	Chairman, Chief Executive Officer and Director of aShareX Holdings, LLC
Date:	July 17, 2026

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name	Title	Date
/s/ Alan Snyder	Chief Executive Officer and Chairman of aShareX Holdings, LLC, its Managing Member	July 17, 2026
Alan Snyder	(Principal Executive Officer)
/s/ Joel Parrish	Chief Financial Officer of aShareX Holdings, LLC, its Managing Member	July 17, 2026
Joel Parrish	(Principal Financial Officer and Principal Accounting Officer)
/s/ J. Nicholson Thomas	General Counsel and Director of aShareX Holdings, LLC, its Managing Member	July 17, 2026
J. Nicholson Thomas	(Principal Legal Officer)

aShareX Holdings, LLC	Managing Member	July 17, 2026

By:	/s/ Alan Snyder
Title:	Chairman, Chief Executive Officer and Director of aShareX Holdings, LLC

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